UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Everi Holdings Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
To the Holders of Common Stock of Everi Holdings Inc.:
The 2019 Annual Meeting of Stockholders of Everi Holdings Inc. (the “Annual Meeting”) will be held as follows:

When:	9:00 a.m. Pacific Time, Tuesday, May 21, 2019

Where:	Everi Holdings Inc. Corporate Headquarters 7250 S. Tenaya Way, Suite 100 Las Vegas, Nevada 89113
The purpose of the Annual Meeting is to consider and take action on the following proposals:

1.	To elect the three Class II director nominees named in this Proxy Statement;

2.	To vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers as shown in this Proxy Statement;

3.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

4.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
Holders of record of Everi Holdings Inc. common stock at the close of business on April 5, 2019 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
YOUR PROXY IS IMPORTANT TO ASSURE A QUORUM AT THE ANNUAL MEETING. You are urgently requested to submit the enclosed proxy by telephone or through the Internet in accordance with the instructions provided to you. You may also date, sign and mail the Proxy Card in the postage-paid envelope that is provided. Your proxy is revocable in accordance with the procedures set forth in the accompanying Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 21, 2019. Our Proxy Statement is attached. Financial and other information concerning Everi Holdings Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2018 (the “2018 Annual Report”). A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of 2019 Annual Meeting of Stockholders, Proxy Statement, Proxy Card and 2018 Annual Report are available and may be viewed at www.proxyvote.com.

By Order of the Board of Directors,

/s/ Michael D. Rumbolz

Michael D. Rumbolz President and Chief Executive Officer April 22, 2019

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT SUMMARY
This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Everi Holdings Inc. for use at the 2019 Annual Meeting of Stockholders and at any adjournment or postponement thereof. On or about April 22, 2019, we will begin distributing to each stockholder entitled to vote at the 2019 Annual Meeting of Stockholders this Proxy Statement, a proxy card or voting instruction form and our 2018 Annual Report to stockholders. Shares represented by a properly executed proxy will be voted in accordance with the instructions provided by the stockholder. This summary highlights information contained elsewhere in this Proxy Statement, however, it does not contain all of the information you should consider. You should read the entire Proxy Statement before casting your vote.

General Information

Date and Time:	Tuesday, May 21, 2019 9:00 a.m. Pacific Time

Record Date:	April 5, 2019

Place:	Everi Holdings Inc. Corporate Headquarters 7250 S. Tenaya Way, Suite 100 Las Vegas, Nevada 89113

Voting:
Stockholders of record as of April 5, 2019 may cast their votes in any of the following ways:

Internet	Phone	Mail	In Person
Visit www.proxyvote.com. You will need the 16-digit number included in your proxy card, voting instruction form or notice.	Call 1-800-690-6903 or the number on your voting instruction form. You will need the 16-digit number included in your proxy card, voting instruction form or notice.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.	If you plan to attend the meeting in person, you will need to bring a government-issued picture ID and proof of ownership of Everi Holdings Inc. common stock as of the record date.

Voting Matters and Board Recommendations

Proposal	Description	Board Recommendation	Page (for more detail)
1	Election of three Class II director nominees named in this Proxy Statement.	FOR the Board’s nominees	10
2	Approval, on an advisory basis, of the compensation of our named executive officers.	FOR	26
3	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	FOR	52
Stockholders will also transact any other business that properly comes before the meeting.

Qualifications of Our Class II Director Nominees:
✓    Messrs. Judge and Congemi are independent.
✓    All three nominees have at least 5+ years of service on our Board of Directors.
✓    All three nominees are highly-qualified individuals with a diverse set of skills, background and experience.

Name	Age	Director Since	Principal (or Most Recent) Occupation	Current Committees
Geoffrey P. Judge	65	2006	Former Partner at iNovia Capital, a manager of early stage venture capital funds	• Audit Committee • Compensation Committee (Chair) • Nominating and Corporate Governance (“Nom Gov”) Committee
Michael D. Rumbolz	65	2010	President and Chief Executive Officer of the Company	None
Ronald V. Congemi	72	2013	Member of the Philadelphia Federal Reserve’s Payments Advisory Council	• Audit Committee • Compensation Committee • Nom Gov Committee

Corporate Governance Highlights

WHAT WE DO		WHAT WE DON’T DO
☑	86% Independent Directors	X	No Related Party Transactions
☑	Entirely Independent Committees	X	No Poison Pill
☑	Independent Chairman	X	No Pledging of Our Securities
☑	Separate Chairman and Chief Executive Officer Roles	X	No Hedging of Our Securities
☑	“Plurality-Plus” Voting for Directors (mandatory resignation policy for nominees who fail to receive an affirmative majority of votes cast)
☑	Audit Committee Financial Experts
☑	Regular Executive Sessions of Independent Directors
☑	Limitations on Outside Board Service
☑	All Directors Attended at Least 75% of Board and Respective Committee Meetings
☑	Annual Board and Committee Self-Evaluations
☑	Stock Ownership Guidelines for Officers and Directors
☑	Executive Compensation Based on Pay-for-Performance Philosophy
☑	Annual Say on Pay Advisory Vote
☑	Cash and Equity Compensation Clawback Policy
☑	Double-Trigger for Change in Control Severance Payments
☑	Executive Succession Planning Process
☑	Code of Business Conduct, Standards and Ethics (and related training)

PROXY STATEMENT
QUESTIONS AND ANSWERS
Why am I receiving these proxy materials?
The Board of Directors (the “Board”) of Everi Holdings Inc., a Delaware corporation (the “Company”), is furnishing these proxy materials to you in connection with the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, May 21, 2019, at the Company’s Corporate Headquarters located at 7250 S. Tenaya Way, Suite 100, Las Vegas, Nevada 89113 beginning at 9:00 a.m. Pacific Time. You are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals outlined in this proxy statement (“Proxy Statement”).
This Proxy Statement is dated April 22, 2019 and is first being mailed to stockholders on or about April 22, 2019.
What proposals will be voted on at the Annual Meeting, and what are the recommendations of the Board?
There are three proposals scheduled to be voted on at the Annual Meeting. The proposals, and the Board’s voting recommendations with respect to such proposals, are as follows:

Proposal		Board’s Voting Recommendations
1	Election of three Class II directors to serve until the Company’s 2022 annual meeting of stockholders.	FOR the Board’s nominees
2	Approval, on an advisory basis, of the compensation of our named executive officers as shown in this Proxy Statement.	FOR
3	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm (“independent auditors”) for the fiscal year ending December 31, 2019.	FOR
Management does not know of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement and in the Notice of 2019 Annual Meeting of Stockholders accompanying this Proxy Statement. If other matters should properly come before the Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment. Our stockholders have no dissenter’s or appraisal rights in connection with any of the proposals to be presented at the Annual Meeting.
What is the record date and what does it mean?
The record date for the Annual Meeting is April 5, 2019 (the “Record Date”). Only holders of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on April 5, 2019, there were approximately 71,070,548 shares of Common Stock outstanding and entitled to vote.
Shares held in treasury by the Company are not treated as being issued or outstanding for purposes of determining the number of shares of Common Stock entitled to vote.
How many votes do I have?
Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock owned as of the Record Date.

Who is a “stockholder of record,” and who is a “beneficial holder”?
You are a stockholder of record if your shares of our Common Stock are registered directly in your own name with our transfer agent, Broadridge Financial Solutions, Inc. (“Broadridge”), as of the Record Date. You are a beneficial owner if a bank, brokerage firm, trustee or other agent (each, a “nominee”) holds your stock. This is often called ownership in “street name” because your name does not appear in the records of our transfer agent. If your shares are held in street name, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered directly in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your nominee to obtain a legal proxy and bring it to the Annual Meeting in order to vote. For additional requirements to attend the Annual Meeting, see the information provided on page 1.
Who votes shares held in “street name”?
If you are a beneficial owner of shares held in “street name” by a nominee or other holder of record, and you do not give that nominee or other record holder specific instructions as to how to vote those shares, under the rules of the New York Stock Exchange (the “NYSE”), your nominee or other record holder may exercise discretionary authority to vote your shares only on routine proposals, which, in this Proxy Statement, includes only the ratification of the appointment of the Company’s independent auditors (Proposal 3). Without your specific instructions, however, your nominee or other record holder cannot vote your shares on non-routine proposals, which, in this Proxy Statement, include Proposals 1 and 2. Accordingly, if you do not instruct your nominee or other record holder how to vote with respect to Proposals 1 and 2, no votes will be cast on your behalf with respect to such proposals (this is referred to as a “broker non-vote”). Your nominee or other record holder, however, will continue to have discretion to vote any uninstructed shares on Proposal 3. If you hold your shares in street name, please refer to the information forwarded by your nominee or other holder of record for procedures on voting your shares or revoking or changing your proxy. We encourage you to provide instructions to your nominee or other holder of record regarding the voting of your shares.
What constitutes a quorum?
The presence at the Annual Meeting, in person or represented by proxy, of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting the proposals described herein to be acted upon at the Annual Meeting. Abstentions and broker non-votes are counted as present and are, therefore, included for purposes of determining whether a quorum of shares of Common Stock is present at the Annual Meeting.
What is the voting requirement to approve each of the proposals?

Voting Item	Board Recommendation	Voting Standard	Treatment of Abstentions & Broker Non-Votes
Election of Directors	For	Plurality(1) of Votes Represented at the Meeting and Entitled to Vote Thereon	No effect on the outcome of the election(2)
Say on Pay(3)	For	Majority(4) of Votes Represented at the Meeting and Entitled to Vote Thereon	Broker Non-Votes: No effect on the outcome of this proposal Abstentions: Same effect as a vote “Against” this proposal
Auditor Ratification	For	Majority(4) of Votes Represented at the Meeting and Entitled to Vote Thereon	Broker Non-Votes: No effect on the outcome of this proposal Abstentions: Same effect as a vote “Against” this proposal
___________________

(1)	Director nominees who receive the highest number of shares voted “For” his or her election are elected.

(2)
If a nominee in an uncontested election (such as this one) does not receive the vote of at least the majority of the votes cast, it may trigger the Company’s guideline regarding majority voting for directors. Votes to withhold authority are included in the total number of votes cast with respect to the director’s election. Full details of the guideline are set out in our Corporate Governance Guidelines, which are publicly available at the Corporate Governance section of the “Investors” page on our website at ir.everi.com/investor-relations/corporate-governance/governance-documents.

(3)
Although this vote is advisory and non-binding on our Board, the Board and the Compensation Committee will consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of our compensation program.

(4)	Number of shares voted “For” exceeds 50% of the number of votes cast.
All valid proxies received prior to the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If you are a stockholder of record and sign and return your proxy card or vote electronically without making any specific selections, then your shares will be voted in accordance with the recommendations of the proxy holders on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting.
How do I vote my shares?
You can either attend the Annual Meeting and vote in person or give a proxy to be voted at the Annual Meeting. A proxy may be given in one of the following three ways:

•	electronically by using the Internet;

•	over the telephone by calling a toll-free number; or

•	by mailing the enclosed proxy card.
Specific instructions for stockholders who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. If your shares are held in street name through a nominee or other holder of record, you will receive instructions from the nominee or other record holder that you must follow in order to have your shares voted.
How are the proxy card votes counted?
If the accompanying proxy card is properly completed, signed and returned to us, and not subsequently revoked, it will be voted as directed by you. If the proxy card is submitted, but voting instructions are not provided, the proxy will be voted: (i) “For” each of the director nominees; (ii) “For” the advisory approval of the compensation of our named executive officers; and (iii) “For” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
Can I change my vote after submitting my proxy?
You can change your vote at any time before your proxy is exercised at the Annual Meeting. You may do so in one of the following four ways:

•	submitting another proxy card bearing a later date;

•	sending a written notice revoking your proxy to the Corporate Secretary of the Company at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, or via e-mail to secretary@everi.com;

•	submitting new voting instructions via telephone or the Internet (if initially able to vote in that manner); or

•	attending the Annual Meeting and voting in person.
If you hold your shares in “street name” through a nominee or other holder of record and you have instructed the nominee or other holder of record to vote your shares, you must follow the directions received from the nominee or other holder of record to change those instructions. Please refer to the information sent by your nominee or other holder of record for procedures on revoking or changing your proxy.

Who is paying for this proxy solicitation?
This proxy solicitation is being made by the Company. The Company will bear the cost of soliciting proxies, including the cost of preparing, assembling, printing and mailing this Proxy Statement. The Company also will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. In addition, proxies may be solicited by certain of the Company’s directors, officers and regular employees, either personally, by telephone, facsimile or e-mail. None of such persons will receive any additional compensation for their services.
How can I find out the voting results?
The Company will report the voting results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days after the end of the Annual Meeting.
How do I receive electronic access to proxy materials for future annual meetings?
Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies, which results in cost savings for the Company and benefits the environment. If you are a stockholder of record and would like to receive future proxy materials electronically, you can elect this option by following the instructions provided when you vote your proxy over the Internet at www.proxyvote.com. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail notification next year with instructions containing the Internet address of those materials. Your choice to view future proxy statements and annual reports over the Internet will remain in effect until you contact either your nominee or other holder of record or the Company to rescind your instructions. You do not have to elect Internet access each year.
If your shares of Common Stock are registered in the name of a brokerage firm, you still may be eligible to vote your shares of Common Stock electronically over the Internet. A large number of brokerage firms are participating in the Broadridge online program, which provides eligible stockholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet. If your brokerage firm is participating in Broadridge’s program, your proxy materials will provide instructions for voting online. If your proxy materials do not reference Internet information, please complete and return your voting instruction form.
What should I do if I receive more than one notice of internet availability or more than one set of proxy materials?
There are circumstances under which you may receive multiple copies of the notice of internet availability, proxy materials, proxy cards or voting instruction form. For example, if you hold your shares in more than one brokerage account, you may receive separate notices for each such brokerage account. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one notice. Please authorize your proxy in accordance with the instructions of each notice separately, since each one represents different shares that you own.
What is “householding”?
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” provides extra convenience for stockholders, cost savings for companies and benefits the environment. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement, or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or notify the Company by sending a written request to the Corporate Secretary of the Company at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, or via e-mail to secretary@everi.com, or by calling (702) 855-3000. The Company, if contacted, will undertake to promptly deliver the requested materials.

When are stockholder proposals due for the 2020 Annual Meeting of Stockholders?
Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be timely, a proposal to be included in our proxy statement must be received at our principal executive offices, addressed to our Corporate Secretary of the Company, not less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting. Accordingly, for a stockholder proposal to be included in our proxy materials for our 2020 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to our Corporate Secretary of the Company, not later than the close of business on December 24, 2019.
Subject to certain exceptions, stockholder business that is not intended for inclusion in our proxy materials may be brought before an annual meeting so long as notice of the proposal as specified by, and subject to the conditions set forth in, our Bylaws, is received at our principal executive offices, addressed to our Corporate Secretary of the Company, not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting. For our 2020 Annual Meeting of Stockholders, proper notice of business that is not intended for inclusion in our proxy statement must be received no earlier than the close of business on January 22, 2020, nor later than the close of business on February 21, 2020.
A stockholder’s notice to the Corporate Secretary of the Company must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•
Director Nomination: all information relating to such proposed nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•
Stockholder Proposals: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

Each stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made must also include (a) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (b) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, and (c) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

2018 Performance Highlights
Throughout 2018, we executed on key initiatives, which led to consistent improvement in our financial performance. For the full year, revenue increased by 14.3% to approximately $469.5 million, net cash provided by operating activities increased by approximately $198.0 million, and our free cash flow increased by 78% to approximately $24.8 million. The strong growth that was experienced in revenue for the full year was entirely organic in nature, and it reflects the tremendous success that we are achieving as a result of the investments that we have made in improving and expanding our product portfolio over the last several years.
The results achieved for the fiscal year ended December 31, 2018 represent a return to profitability for the Company, with a reported full-year net income of approximately $12.4 million and net income in each quarter. This was the first full year of profitability since the acquisition of the Games business in late 2014. Profitability was achieved primarily as a result of the increase in year-over-year revenues of approximately $36.8 million, or 17%, for the Games segment, and $22.0 million, or 12%, for the FinTech segment.

Key financial highlights for 2018:
Diluted Earnings per Share of $0.17
Games segment record unit sales of 4,513 units
Growth in same store transactions and total dollars processed all four quarters in 2018, reaching 17 consecutive quarters
Completion of a repricing of the $820 million Term Loan Facility in May 2018, resulting in approximately $4 million in interest savings over the first twelve months following the repricing

Key business highlights for 2018:
Games: British Columbia Lottery Corporation selected our TournEvent® system as its slot tournament system of choice for casinos in the province
Games: Extended agreement with the New York Lottery to provide their Video Gaming Central System for an additional 2-year period
FinTech: Extended cash access services contract with Penn National Gaming, the nation’s largest regional operator with 40 properties in 18 jurisdictions throughout the United States
FinTech: Extended FinTech Central Credit agreement with Caesars Entertainment Corporation
For more information on our 2018 results and other related financial measures, we refer you to our 2018 Annual Report. We look forward to continuing to execute on all aspects of our business strategy and believe we will continue to be successful in delivering long-term value and strong total returns to our stockholders.
CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. From time to time, we also provide forward-looking statements in other materials we release to the public, as well as oral forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will,” “likely,” “will likely result,” “will continue,” “forecast,” “observe,” “strategy,” and other words and terms of similar meaning. Forward-looking statements include, but are not limited to, statements regarding our ability to execute on all aspects of our business strategy and our ability to deliver long-term value and strong total returns to our stockholders. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions.

PROPOSAL 1
ELECTION OF THREE CLASS II DIRECTORS
(Item No. 1 on the Proxy Card)
Our Certificate of Incorporation provides that the number of directors that shall constitute the Board shall be exclusively fixed by resolutions adopted by a majority of the authorized directors constituting the Board. The Company’s Bylaws state that the number of directors of the Company shall be fixed in accordance with the Company’s certificate of incorporation as then in effect. The authorized number of directors of the Company is currently set at seven. Our Certificate of Incorporation and Bylaws provide that the Board shall be divided into three classes constituting the entire Board. The members of each class of directors serve staggered three-year terms. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.
Currently, the Board is composed of the following seven members:

Class	Directors	Term Commencement	Term Expiration
I	E. Miles Kilburn and Eileen F. Raney	2018 Annual Meeting of Stockholders	2021 Annual Meeting of Stockholders
II	Geoffrey P. Judge, Michael D. Rumbolz and Ronald V. Congemi	2016 Annual Meeting of Stockholders	2019 Annual Meeting of Stockholders
III	Linster W. Fox and Maureen T. Mullarkey(1)	2017 Annual Meeting of Stockholders	2020 Annual Meeting of Stockholders
___________________

(1)	Ms. Mullarkey’s term of office began on March 7, 2018, when she was appointed to the Board.

Upon the recommendation of the Nom Gov Committee of the Board, the Board has nominated Geoffrey P. Judge, Michael D. Rumbolz and Ronald V. Congemi, who are currently Class II Directors of the Company, for reelection as Class II Directors of the Company. If reelected, each will serve a three-year term until the 2022 Annual Meeting of Stockholders and until his or her successor is each duly elected and qualified or until his or her earlier resignation or removal. Messrs. Judge, Rumbolz and Congemi have consented, if reelected as Class II Directors of the Company, to serve until their respective terms expire. The Board believes that Messrs. Judge, Rumbolz and Congemi will serve if elected, but if a nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the person or persons named as proxy in the enclosed form of proxy may vote for a substitute nominee recommended by the Nom Gov Committee and approved by the Board.
Information Concerning the Director Nominees
Information regarding the business experience of our nominees for election as Class II Directors is provided below, as well as a description of the skills and qualifications that are desirable in light of our business and structure and led to the conclusion that each nominee should serve as a director.

Geoffrey P. Judge
Age 65 Independent Director since 2006
Geoffrey P. Judge was a Partner at iNovia Capital, a manager of early stage venture capital funds, from 2010 to 2016. He has been an active private equity investor since 2002. From 2003 to 2005, he was an investor in and the Chief Operating Officer of Preclick, a digital photography software firm. In 2002, he was the Chief Operating Officer of Media Solution Services, Inc., a provider of credit card billing insert media. From 1997 to 2002, Mr. Judge was a co-founder and Senior Vice President and General Manager of the media division of 24/7 Real Media. From 1995 to 1997, he was a Vice President of Marketing for iMarket, Inc., a software company. From 1985 to 1994, Mr. Judge was a Vice President and General Manager in the credit card division of American Express.

Skills and Qualifications: Mr. Judge is valuable to our Board due to his extensive knowledge of the Company’s business and his experience in the financial services and payments industries.

Michael D. Rumbolz
Age 65 Director since 2010
Michael D. Rumbolz has served as our President and Chief Executive Officer since May 2016, having previously served as our Interim President and Chief Executive Officer since February 2016 and previously as an independent member of our Board since 2010 until his February 2016 appointment to the Interim President and Chief Executive Officer position. From 2008 to 2010, Mr. Rumbolz served as a consultant to the Company advising on various strategic, product development, and customer relations matters following the Company’s acquisition of Cash Systems, Inc., a provider of cash access services to the gaming industry, in 2008. Mr. Rumbolz served as Chairman and Chief Executive Officer of Cash Systems, Inc. from January 2005 until August 2008. Mr. Rumbolz is the former Vice Chairman of the Board of Casino Data Systems, was the President and Chief Executive Officer of Anchor Gaming, was the Director of Development for Circus Circus Enterprises (later Mandalay Bay Group) and was the President of Casino Windsor at the time of its opening in Windsor, Ontario. Mr. Rumbolz also has provided various consulting services and held various public and private sector employment positions in the gaming industry, including serving as Member and Chairman of the Nevada Gaming Control Board from January 1985 to December 1988. In addition, Mr. Rumbolz is the former Chief Deputy Attorney General of the State of Nevada. Mr. Rumbolz currently serves as Chairman of the Board of Directors of Employers Holdings, Inc. (NYSE: EIG), a holding company whose subsidiaries are engaged in the commercial property and casualty industry. In addition, Mr. Rumbolz currently serves as a member of the Board of Directors of VICI Properties Inc. (NYSE: VICI) and Seminole Hard Rock Entertainment, LLC.

Skills and Qualifications: Mr. Rumbolz’s vast experience in and knowledge of the highly regulated gaming industry, both as an operator and as a regulator, as well as his experience in the cash access business and skills gained from previous and current public and private board service are valuable to our Company and our Board.

Ronald V. Congemi
Age 72 Independent Director since 2013
Ronald V. Congemi is an active member of the Philadelphia Federal Reserve’s Payments Advisory Council and served as a member of the Board of Directors of Clearent LLC, a merchant processing company, from 2007 to 2015, and as a consultant to the Acxsys Corporation of Canada, the operating arm of the Interac debit network of Canada from 2009 to 2011. He was also a paid advisor to the Gerson Lehrman Group, a global advisory firm. Mr. Congemi previously served as the Chief Executive Officer of First Data’s Debit Services Group from 2004 until his retirement in 2009. Mr. Congemi also served as Senior Vice President of Concord EFS, Inc., a payment and network services company (which was acquired by First Data Corporation in February 2004), and Concord’s Network Services Group from 2001 to 2004. Mr. Congemi founded Star Systems, Inc., an ATM and Personal Identification Number, or PIN, debit network in the United States, and served as its President and Chief Executive Officer from 1984 to 2001.

Skills and Qualifications: Mr. Congemi is valuable to our Board due to his extensive management experience in the payments industry.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD OF THE NOMINEES NAMED ABOVE.
Directors Whose Terms Will Expire in Future Years
Each of the Company’s directors listed below will continue in office for the remainder of his or her term and until a successor is duly elected and qualified or until his or her earlier resignation or removal. Information regarding the business experience, skills and qualifications, and directorships, of each such director is provided below.
Class I Directors Whose Terms Will Expire in 2021

E. Miles Kilburn
Age 56 Independent Director since 2005
E. Miles Kilburn currently serves as Chairman of the Board. Mr. Kilburn is the co-founder and a partner of Mosaik Partners, LLC, a venture capital firm focused on financial and commerce enabling technology he founded in 2012. He has been a private investor focused on the electronic payments sector since June 2004. Prior to that, Mr. Kilburn was Executive Vice President and Chief Strategy Officer of Concord EFS, Inc., a payment and network services company (which was acquired by First Data Corporation in February 2004), from 2003 to 2004, and Senior Vice President of Business Strategy and Corporate Development from 2001 to 2003. He served as Chief Executive Officer of Primary Payment Systems, Inc. (now Early Warning Services, LLC), a subsidiary of Concord EFS, Inc., from 2002 to 2003, and Chief Financial Officer from 1997 to 1999. From 1995 to 2001, Mr. Kilburn served in various roles at Star Systems, Inc., ultimately as Group Executive Vice President and Chief Financial Officer.

Skills and Qualifications: Mr. Kilburn has valuable knowledge and skills in management due to his experience in investment and financial technology and payments industries, as well as his status as an “audit committee financial expert.”

Eileen F. Raney
Age 69 Independent Director since 2016
Eileen F. Raney, from January 2011 to November 2013, served as a member of the Board and a member of the Audit, Compensation and Governance Committees of the Board of SHFL entertainment, Inc., a global gaming supplier that was acquired by Bally Technologies, Inc. in November 2013. In 2018, Ms. Raney completed her certification as a NACD Board Leadership Fellow. Ms. Raney has been a member of the Advisory Board for the University of Nevada-Las Vegas Libraries since 2010, and a member of the Advisory Board of Fino Consulting since June 2015. She served on the Board of the University Medical Center of Southern Nevada from 2014 to 2017, as Vice Chair of the Board of Governors and as Chair of both the Strategy Committee and the Audit and Finance Committee. From April 2013 to April 2015, she also served as a member of the Board and Finance Committee of the Board of Nevada Health Centers, a federally qualified health center in Nevada. From 1988 to 2007, Ms. Raney held numerous positions with Deloitte & Touche USA, LLP, where she was hired as a Director in 1988 and made Principal in 1990. Her last position prior to retirement was National Managing Principal, Research & Development and Member, Deloitte & Touche USA Executive Committee, from 2003 to 2007. She was a member of the Deloitte Board of Directors from 2000 to 2003 while serving as the Human Capital E-Business Leader. She also held the positions of Global Leader, Integrated Health Group from 1996 to 2000; and Western Regional Leader and National Co-Leader, Integrated Health Group from 1988 to 1996.

Skills and Qualifications: Ms. Raney is valuable to our Board due to her experience in the gaming industry, as well as her financial skills and status as an “audit committee financial expert.”

Class III Directors Whose Term Will Expire in 2020

Linster W. Fox
Age 70 Independent Director since 2016
Linster W. Fox is retired and previously served as Executive Vice President, Chief Financial Officer and Secretary of SHFL entertainment, Inc., a global gaming supplier, from 2009 up until the company’s acquisition by Bally Technologies, Inc. in November 2013. He served on the Executive Advisory Board of the Lee Business School at the University of Nevada-Las Vegas from 2015 to 2016, served as interim Chief Financial Officer of Vincotech in 2009 and as Executive Vice President, Chief Financial Officer and Secretary of Cherokee International Corp. from 2005 to 2009. He has also served in a variety of executive roles over the course of 18 years at Anacomp, Inc., including Executive Vice President and Chief Financial Officer and as a member of the company’s Board of Directors. He began his career as an accountant at PricewaterhouseCoopers LLC, is a Certified Public Accountant and has a B.S.B.A. from Georgetown University in Washington, D.C.

Skills and Qualifications: Mr. Fox’s experience in the gaming industry, as well as his financial background and status as an “audit committee financial expert” are valuable to our Board.

Maureen T. Mullarkey
Age 59 Independent Director since 2018
Maureen T. Mullarkey retired in 2007 as Executive Vice President and Chief Financial Officer of International Game Technology (currently known as International Game Technology PLC), a leading supplier of gaming equipment and technology, a position Ms. Mullarkey held from 1998 to 2007. She served in a variety of financial and executive management positions in her 18 years with the company. Ms. Mullarkey has served since 2014 as a director of PNM Resources, Inc. (NYSE: PNM), a holding company with two regulated utilities providing electricity and electric services in the State of New Mexico and Texas. Ms. Mullarkey previously served as a director of NV Energy, Inc. from 2008 to 2013 when the company was sold to Mid-American Energy Holdings Company, a subsidiary of Berkshire Hathaway, Inc. Ms. Mullarkey served as Entrepreneur in Residence with The Nevada Institute of Renewable Energy Commercialization from 2009 to 2011. Ms. Mullarkey has a B.S. from the University of Texas and an M.B.A. from the University of Nevada-Las Vegas.

Skills and Qualifications: Ms. Mullarkey provides valuable knowledge and skills to our Board due to her experience in the gaming industry, as well as her financial skills and status as an “audit committee financial expert.”

BOARD AND CORPORATE GOVERNANCE MATTERS
Corporate Governance Philosophy
The business and affairs of the Company are managed under the direction of the Board in accordance with the Delaware General Corporation Law, as implemented by the Company’s Certificate of Incorporation and Bylaws. The role of the Board is to effectively oversee the affairs of the Company for the benefit of its stockholders and other constituencies. The Board strives to ensure the success and continuity of business through the selection of qualified management. It is also responsible for reviewing the Company’s compliance programs so that the Company’s activities are conducted in a responsible and ethical manner. The Company is committed to having sound corporate governance principles. Highlights of our corporate governance structure and policies include:

WHAT WE DO		WHAT WE DON’T DO
☑	86% Independent Directors. Six of our seven directors have been determined by us to be “independent” as defined by the SEC and NYSE listing standards, which the Board has adopted as our standards.	X	No Related Party Transactions. For fiscal year 2018, we did not have any related party transactions.
☑
“Plurality-Plus” Voting for Directors. Director nominees are elected by the highest number of shares cast “For” a director (mandatory resignation policy for nominees who fail to receive an affirmative majority of votes cast).
		X	No Poison Pill. We do not have a “poison pill” or stockholder rights plan.
☑
Independent Chairman. Our Chairman of the Board is an independent director, which we believe ensures a greater role for the non-employee directors in setting agendas and establishing priorities and procedures for the work of the Board, as well as enables the independent directors to raise issues and concerns for Board consideration without immediately involving management.
		X	No Pledging of Our Securities. Our officers and directors are prohibited from pledging our stock to secure loans of any type.
☑
Separate Chairman and Chief Executive Officer Roles. Our Board believes the separation of these roles promotes the balance between the Board’s independent authority to oversee our business and determine long-term strategy and the Chief Executive Officer’s implementation and execution with his management team of our strategic direction and oversight of the day-to-day operations and performance of the Company.
		X	No Hedging of Our Securities. Our officers and directors are prohibited from engaging in any hedging or other speculative trading in our stock.
☑	Entirely Independent Committees. All of the members of our Audit, Compensation, and Nom Gov Committees are independent.
☑
Audit Committee Financial Experts. Four of the six members of our Audit Committee qualify as an “audit committee financial expert” as defined by the SEC. The remaining two members qualify as “financially literate.”

☑	Regular Executive Sessions of Independent Directors. Our independent directors regularly meet in executive session without management’s participation.
☑	Limitations on Outside Board Service. Our directors may not serve on more than three public company boards without the approval of our Nom Gov Committee.
☑
All Directors Attended at Least 75% of Board and Respective Committee Meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which he or she serves held during 2018.

☑	Annual Board and Committee Self-Evaluations. Our Board and Committee members conduct self-evaluations at least annually to determine whether the Board and its Committees are functioning effectively.
☑	Executive Succession Planning Process. Our Board oversees Chief Executive Officer and senior management succession planning, which is reviewed at least annually.
☑
Code of Business Conduct, Standards and Ethics (and related training). We have adopted a Code of Business Conduct, Standards and Ethics for our non-employee directors and all employees and provide training on compliance.

Code of Business Conduct, Standards and Ethics and Corporate Governance Guidelines
We have adopted a Code of Business Conduct, Standards and Ethics for our non-employee directors and all employees (including officers) that is designed to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The Code of Business Conduct, Standards and Ethics is available on our website at ir.everi.com/investor-relations/corporate-governance/governance-documents. To the extent required by law, any amendments to, or waivers from, any provision of the Code of Business Conduct, Standards and Ethics will be promptly disclosed to the public. To the extent permitted by such legal requirements, we intend to make such public disclosure by posting the relevant material on our website within four business days following the date of the amendment or waiver in accordance with SEC rules. We have also adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities.
Whistleblower Hotline
Procedures for (i) the receipt, retention and treatment of complaints regarding improper or questionable accounting internal controls or auditing matters or practices, and (ii) the confidential, anonymous submission of such complaints are set forth in the Company’s Code of Business Conduct, Standards and Ethics. In order to facilitate the submission of such complaints, we have implemented a secure whistleblower hotline and website. The whistleblower hotline and website are operated by an independent service provider and are available for the anonymous submission of complaints. The Code of Business Conduct, Standards and Ethics is available on our website at ir.everi.com/investor-relations/corporate-governance/governance-documents.
Policies Related to Equity Ownership
Equity ownership. On February 25, 2016, the Board adopted a Policy on Equity Ownership (the “Equity Ownership Policy”) for its named executive officers, other executive officers and non-employee directors, which provides that such persons shall, within five years of the later of: (i) February 25, 2016; and (ii) the date such person first becomes subject to this policy, own shares of the Company’s Common Stock with a certain value as detailed in this Proxy Statement. At December 31, 2018, all current named executive officers, other executive officers, and non-employee directors either met the ownership guidelines or were within the five-year phase-in period. For more information on the Equity Ownership Policy, see “Executive Compensation — Compensation Discussion and Analysis — Additional Compensation Policies and Practices — Equity Ownership Policy.”
Clawback. In February 2016, the Board adopted an Incentive Compensation Clawback Policy (the “Clawback Policy”). Pursuant to the Company’s Clawback Policy, in the event of a restatement of the Company’s financial results due to the misconduct of any employee, the Board or, if so designated by the Board, the Compensation Committee of the Board, is authorized to take action to recoup all or part of any incentive compensation received by a Section 16 or executive officer of the Company. In determining whether to take action to recoup any incentive compensation received by a Section 16 or executive officer of the Company, the Board or, if so designated, the Compensation Committee of the Board, will take into consideration whether the Section 16 or executive officer engaged in the misconduct or was in a position, including in a supervisory role, to have been able to have reasonably prevented the misconduct that caused the restatement. For more information on the Clawback Policy, see “Executive Compensation — Compensation Discussion and Analysis — Additional Compensation Policies and Practices — Clawback Policy” and our website at ir.everi.com/investor-relations/corporate-governance/governance-documents.

No hedging. We do not believe our executive officers or directors should speculate or hedge their interests in our Common Stock. Our Insider Trading Policy therefore prohibits them from making short sales of our Common Stock or from purchasing or selling puts, calls or other derivative securities involving our stock.
No pledging. Our Insider Trading Policy prohibits our executive officers and directors from pledging our Common Stock.
Access to Corporate Governance Policies
Stockholders may access the Board Committee charters, our Code of Business Conduct, Standards and Ethics, our Corporate Governance Guidelines and Clawback Policy at the Corporate Governance section of the “Investors” page on our website at ir.everi.com/investor-relations/corporate-governance/governance-documents. Copies of our Board Committee charters, Code of Business Conduct, Standards and Ethics, Corporate Governance Guidelines and Clawback Policy will be provided to any stockholder upon written request to the Corporate Secretary, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, or via e-mail to secretary@everi.com.
Board Leadership Structure
Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. Our Board is chaired by Mr. Kilburn, one of our independent directors. Mr. Kilburn’s service as Chairman enhances the Board’s independent oversight of management, while continuing to provide the effective leadership necessary for our Chairman. From his 14-year tenure as a member of our Board, Mr. Kilburn has acquired a deep knowledge of our history and culture as well as the issues, opportunities and challenges facing our business.
Currently, we separate the roles and responsibilities of the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles and to promote the balance between the Board’s independent authority to oversee our business and determine long-term strategy and the Chief Executive Officer’s implementation and execution with his management team of our strategic direction and oversight of the day-to-day operations and performance of the Company. The Chairman of the Board:

✓ As the current Presiding Director, generally presides at meetings of the Board (including all executive sessions);

✓	Serves as the liaison between the Chief Executive Officer and the independent and non-employee directors;

✓ Establishes the agenda and presides at executive sessions of the independent and non-employee directors;

✓ Generally, approves information provided to the Board; and

✓
In conjunction with the Compensation Committee, reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s compensation based upon such evaluation, and communicates with the Chief Executive Officer regarding the foregoing.

Board Role in Risk Oversight
Our Board is responsible for oversight of our risk assessment process. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of our management team with respect to material risks that the Company faces, including, but not limited to: operational, financial, legal and regulatory, cybersecurity, strategic and reputational risks. The Board, or the applicable Committee of the Board, receives these reports from members of our management team to enable it to identify material risks and assess management’s risk management and mitigation strategies.
In connection with the respective Committee charters, our Audit Committee:

✓	assesses risks relating to the Company’s financial statements and cybersecurity matters, including information technology risks (inclusive of but not limited to data privacy and security issues); and

✓	oversees both the Company’s external and internal audit functions and oversees the Company’s compliance with applicable laws and regulations.

Our Compensation Committee:
✓ oversees the management of risks relating to the Company’s executive compensation plans and arrangements.
Our Nom Gov Committee:
✓ reviews, no less than annually, the independence of our Board and potential conflicts of interest concerning our Board and senior executives.
While each Committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through Committee reports about such risks and mitigation strategies.
Executive Sessions of Non-Employee Directors
Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-employee directors, our non-employee directors regularly meet in executive session without management participation. Our non-employee directors designate one non-employee director to serve for a one-year term as the Presiding Director to chair the Board’s executive sessions. The executive sessions occur after each regularly scheduled meeting of the entire Board and at such other times that the non-employee directors deem necessary or appropriate. These sessions are presided over by the Chairman of the Board who is currently the designated Presiding Director.
Board Meetings and Annual Meeting of Stockholders Attendance
During fiscal year 2018, our Board held 14 meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which he or she serves, in each case held during 2018. The Company encourages, but does not require, its Board members to attend annual meetings of stockholders. All of the Company’s then-current Board members attended the Company’s 2018 Annual Meeting of Stockholders, in person or via teleconference.
Director Independence
Our Corporate Governance Guidelines provide that a majority of our directors serving on our Board must be independent as required by the listing standards of the NYSE.
We define “independent director” by reference to the rules, regulations and listing qualifications of the NYSE. In general, a director is deemed independent if the director has no relationship to us that may interfere with the exercise of the director’s independence from management and our Company. Our Board, after broadly considering all relevant facts and circumstances regarding the past and current relationships, if any, of each director with the Company, has affirmatively determined that all of the Company’s non-employee directors, Messrs. Kilburn, Judge, Fox and Congemi and Mses. Raney and Mullarkey, are independent directors, and determined that there are no material relationships that would interfere with the exercise of such directors’ independent from management and our Company.
Regular Board and Committee Evaluations
The Board and the Audit, Compensation, and Nom Gov Committees have an annual evaluation of the Committees and of the Board as a whole. In 2018, there was an evaluation process for the Audit Committee and a combined evaluation process for the Board and its Committees, which focused on their roles and effectiveness, as well as fulfillment of their fiduciary duties. The evaluations were completed anonymously to encourage candid feedback. The results of the evaluations are reported to and reviewed by the full Board. Each Committee and the Board was satisfied with its performance and considered itself to be operating effectively, with appropriate balance among governance, oversight, strategic and operational matters.
Committees of the Board
The Board has established three standing Committees: the Audit Committee, the Compensation Committee, and the Nom Gov Committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The composition of the Board Committees complies with the applicable rules of the SEC, the NYSE, and applicable law. Our Board has adopted written charters for its Audit Committee, Compensation Committee, and Nom Gov Committee.

The table below depicts Committee membership during fiscal year 2018, the current Committee membership as of the date of this Proxy Statement, as well as the number of times the Committees met during fiscal year 2018. Our Board believes that at this time, it is appropriate for each of the Board’s non-employee/independent directors to serve on each of our Committees. This approach encourages focused discussions that benefit from the variety of perspectives and experiences represented by each of our non-employee directors. Our Board also benefits from a majority of members being apprised of Committee activities, which allows for the Board to respond quickly as needed to issues that arise. Our Board has determined that each of the members of our standing Committees identified below was “independent,” as defined under and required by the rules of the SEC and the NYSE. Since February 2016, when he became our Interim President and Chief Executive Officer (prior to becoming our President and Chief Executive Officer in May 2016) and director, Mr. Rumbolz has not served as a member of any Committees of the Board.

Name	Audit (4 meetings in 2018)	Compensation (6 meetings in 2018)	Nom Gov Committee (5 meetings in 2018)
E. Miles Kilburn*	X	X	X
Geoffrey P. Judge	X	Chair	X
Ronald V. Congemi	X	X	X
Eileen F. Raney*	X	X	Chair
Linster W. Fox*	Chair	X	X
Maureen T. Mullarkey*	X	X	X
___________________
* Audit Committee Financial Expert
Audit Committee. The Audit Committee has responsibility to, among other things, review and discuss with management and our independent auditor, each, as appropriate:

•
the integrity of our financial statements in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the SEC and the NYSE, including the Company’s annual and quarterly audited financial statements;

•	the performance and adequacy of the Company’s internal audit function and internal auditor;

•
policies with respect to risk assessment and risk management, including information technology risks (inclusive of but not limited to data privacy and security issues) and material financial risk, and the steps management has taken to monitor and control such exposures (further detail about the role of the Audit Committee in risk assessment and risk management is included in the section entitled “Board and Corporate Governance Matters - Board Role in Risk Oversight” above);

•	the performance and independence of the Company’s independent auditor;

•	our compliance with certain legal and regulatory requirements, including reports from the Company’s independent auditor in connection with the preparation of the Company’s financial statements; and

•	related-party transactions.
The duties and responsibilities of our Audit Committee are more fully described in our Audit Committee Charter, which is available at the Corporate Governance section of the “Investors” page on our website at ir.everi.com/investor-relations/corporate-governance/governance-documents.

The Board has determined that Mr. Fox, the Chair of our Audit Committee, and each of Mr. Kilburn, Ms. Raney and Ms. Mullarkey, members of our Audit Committee, are each an “audit committee financial expert” and “independent” as defined under applicable NYSE standards and federal securities laws. Messrs. Congemi and Judge are each “financially literate” as defined under applicable NYSE standards.

Compensation Committee. The Compensation Committee reviews and approves the compensation and benefits of our executive officers and directors, administers and makes recommendations to our Board regarding our non-Chief Executive Officer compensation and incentive compensation and equity-based plans, produces an annual report on executive compensation for inclusion in our annual report or proxy statement, and publishes an annual Compensation Committee report for our stockholders. The duties and responsibilities of our Compensation Committee are more fully described in our Compensation Committee Charter, which is available at the Corporate Governance section of the “Investors” page on our website at ir.everi.com/investor-relations/corporate-governance/governance-documents.

Pursuant to the authority granted to it in its charter, during 2018 the Compensation Committee engaged Aon Hewitt (“Aon”) as its independent executive compensation consultant. Please refer to the discussion of the “Compensation Decision Making Process — Role of Compensation Consultants” in the “Compensation Discussion and Analysis” section of this Proxy Statement for further details.
None of the Company’s management participated in the Compensation Committee’s decision to retain Aon; however, the Company’s management regularly interacted with Aon and provided information upon Aon’s request. Aon reported directly to our Compensation Committee, and the Compensation Committee may replace Aon or hire additional consultants at any time. Aon attended meetings of our Compensation Committee, as requested, and communicated with the Chair of the Compensation Committee between meetings; however, our Compensation Committee made all decisions regarding the compensation of the Company’s executive officers.
Our Compensation Committee regularly reviews the services provided by its outside consultants and believes that Aon is independent in providing executive compensation consulting services. Our Compensation Committee conducted a specific review of its relationship with Aon in 2018 and determined that Aon’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC, and the NYSE. In making this determination, the Compensation Committee noted that during 2018:

•
Aon did not provide any services to the Company or its management, other than services to our Compensation Committee, and its services were limited to executive and director compensation consulting. Specifically, it did not provide, directly, or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•	Fees from the Company were less than 1% of Aon’s total revenue;

•	Aon maintains a Conflicts Policy with specific policies and procedures designed to ensure independence;

•	None of the Aon consultants who worked on Company matters had any business or personal relationship with the Compensation Committee members;

•	None of the Aon consultants who worked on Company matters, or Aon, as a whole, had any business or personal relationship with executive officers of the Company; and

•	None of the Aon consultants who worked on Company matters directly own Company stock.
Our Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.
All of the members of our Compensation Committee are independent for purposes of the listing standards of the NYSE.
Nom Gov Committee. The Nom Gov Committee (i) compiles and presents to the Board potential criteria for prospective members of our Board, conducts candidate searches and interviews, and formally proposes the slate of directors to be elected at each annual meeting of our stockholders, (ii) develops and recommends to our Board adoption of our Corporate Governance Guidelines, our Code of Business Conduct and our policies with respect to conflicts of interest, (iii) makes recommendations to the Board of Directors as to the membership of Committees of the Board, (iv) oversees and evaluates our Board and management, (v) evaluates from time to time the appropriate size and composition of our Board and recommends, as appropriate, increases, decreases and changes in the composition of our Board, and (vi) monitors our compliance with applicable laws, rules and regulations. The duties and responsibilities of our Nom Gov Committee are more fully described in our Nom Gov Committee Charter, which is available at the Corporate Governance section of the “Investors” page on our website at ir.everi.com/investor-relations/corporate-governance/governance-documents.

All of the members of our Nom Gov Committee are independent for purposes of the listing standards of the NYSE.
Director Nomination Process
Our Nom Gov Committee is responsible for recommending director candidates and nominees to the full Board of Directors, in collaboration with the Chairman of the Board.
As provided in the charter of the Nom Gov Committee, nominations for director may be made by the Nom Gov Committee or by a stockholder of record entitled to vote. The Nom Gov Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. Stockholders wishing to recommend candidates for consideration by the Nom Gov Committee may do so in accordance with the instructions set forth under “When are stockholder proposals due for the 2020 Annual Meeting of Stockholders?” section of this Proxy Statement.

Director Selection Process
Our Nom Gov Committee seeks to identify candidates based on input provided by a number of sources, including (i) other members of the Board, (ii) officers and employees of the Company, and (iii) stockholders of the Company.
Our Nom Gov Committee will also seek ongoing input from the incumbent directors and the Chief Executive Officer, with the goal of identifying and informally approaching possible director candidates in advance of actual need. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees. The Board shall itself determine in each case the manner by which an invitation to join the Board shall be extended to director nominees, other than those nominated directly by the Company’s stockholders.
Key factors the Nom Gov Committee considers when determining whether to recommend directors for nomination include:
•Experience - Particular skills and leadership that are relevant to the Company’s industry
•Diversity - Diversity of background, race, gender, qualifications, attributes and skills
•Age and Tenure - The age and Board tenure of each incumbent director
•Board Size - The Nom Gov Committee periodically evaluates the size of the Board, depending on the Board’s needs

•	Board Independence - Independence of candidates for director nominees, including the appearance of any conflict in serving as a director
•Board Contribution - Integrity, business judgment and commitment
•Willingness to Continue to Serve - as applies to current directors if re-nominated
Once director candidates have been identified, the Nom Gov Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Nom Gov Committee deems necessary or appropriate. Existing directors who are being considered for re-nomination will be re-evaluated in connection with the Nom Gov Committee’s process of recommending director candidates. There are no differences in the manner in which the Nom Gov Committee evaluates nominees for director based on whether the nominee is recommended by the Nom Gov Committee or a stockholder.
A detailed description of the criteria used by the Nom Gov Committee in evaluating potential candidates may be found in the charter of the Nom Gov Committee which is available at the Corporate Governance section of the “Investors” page on our website at ir.everi.com/investor-relations/corporate-governance/governance-documents.
Board Diversity
Our Board believes that the Company’s directors should possess a combination of skills, professional experience, expertise, and diversity of backgrounds necessary to enable the Board to perform its oversight function effectively. Our Board maintains there are certain attributes every director should possess, as reflected in the Board’s membership criteria as discussed above in the “Director Selection Process.” Accordingly, our Board and our Nom Gov Committee consider the qualifications of directors and director candidates individually and in the context of the Board’s overall composition and the Company’s current and anticipated future needs. The Board assesses the effectiveness of this goal as part of its annual evaluation process.
Board Refreshment
We periodically review our Board’s composition to ensure that we have the right mix of skills, background and tenure. Our Board currently consists of seven directors divided into three equal classes, who each serve a three-year term. The background and skills of these directors contribute significantly to the Company’s strategy for future growth and long-term value creation.
Our Board also believes that directors develop an understanding of the Company and an ability to work effectively as a group over time that provides substantial value and a significant degree of continuity year-over-year beneficial to our stockholders.

As a result of healthy refreshment of the Board, the current tenure, independence, and diversity composition of our Board is as follows:

Tenure	Independence	Diversity
43% < 5 Years 29% 5 - 10 Years 28% > 10 Years	86% Independent 14% Non-Independent	71% Male 29% Female
Communication Between Interested Parties and Directors
Stockholders and other interested parties may communicate with individual directors (including the Presiding Director), the members of a Committee of the Board, the independent directors as a group or the Board as a whole by addressing the communication to the named director, the Committee, the independent directors as a group or the Board as a whole, c/o Corporate Secretary, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, NV 89113, or via e-mail to secretary@everi.com. The Company’s Corporate Secretary will forward all correspondence to the named director, the Committee, the independent directors as a group or the Board as a whole, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material. The Company’s Corporate Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.
Relationships Among Directors or Executive Officers
There are no family relationships among any of the Company’s directors or executive officers.
Executive Employment Agreements
We are party to employment agreements with each of our named executive officers. The material terms of the employment agreements with our named executive officers are described under “Executive Compensation — Compensation of Named Executive Officers — Employment Contracts and Equity Agreements, Termination of Employment and Change in Control Arrangements.”
Director and Officer Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. We have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required to have the power to indemnify them against the same liability.
2018 Director Compensation
Historically, our independent director compensation was delivered in the form of cash retainers for Board and Board Committee service, annual grants of stock options, and a one-time award of stock options upon initial appointment to the Board. In the fourth quarter 2017, the Compensation Committee reviewed the structure of our compensation program and made adjustments based upon a competitive market assessment, the Company’s share price at the time of equity grants, and input from its independent compensation consultant.
For 2018, the Compensation Committee adopted the following changes to the compensation of our independent directors:

•	The values of cash retainers were increased to better align to competitive market practice;

•
The form of equity portion of compensation was changed from stock options to restricted stock units, which vest 33% per year for three years and settle upon the earlier of the director’s separation from service, the occurrence of a Change in Control, or the ten-year anniversary of the date of grant; and

•
The number of restricted stock units was determined based on stated cash value consistent with competitive market practice and converted to restricted stock units of equivalent value as of the date of grant.

In 2018, our non-employee directors were compensated through equity awards and annual cash retainers for Board and Board Committee service, as follows:

	Annual Cash Retainer	Restricted Stock Units(1)
All non-employee Board Members	$75,000	17,687(2)
Chairman of the Board	$100,000 ($75,000 retainer plus $25,000 Chair fee)	27,891(3)
Audit Committee Member	$12,500	None
Audit Committee Chair	$25,000	None
Compensation Committee Member	$10,000	None
Compensation Committee Chair	$20,000	None
Nom Gov Committee Member	$9,375	None
Nom Gov Committee Chair	$15,000	None
___________________

(1)
Vest in equal installments on each of the first three anniversary dates of the grant date and settle on the earliest of the following events: (i) March 7, 2028; (ii) death; (iii) the occurrence of a Change in Control (as defined in the Amended and Restated 2014 Plan), subject to qualifying conditions; or (iv) the date that is six months following the separation from service, subject to qualifying conditions.

(2)	Represents equity units initially calculated based on a value of $130,000. The actual value at the date of grant is disclosed in the following table.

(3)	Represents equity units initially calculated based on a value of $205,000. The actual value at the date of grant is disclosed in the following table.
The following table sets forth the compensation of our independent members of the Board for the fiscal year ended December 31, 2018:

Name	Fees earned or paid in cash	Stock awards(1)	Total
E. Miles Kilburn(2)	$131,875	$217,550	$349,425
Geoffrey P. Judge(2)	116,875	137,959	254,834
Ronald V. Congemi(2)	106,875	137,959	244,834
Eileen F. Raney(2)	112,500	137,959	250,459
Linster W. Fox(2)	119,375	137,959	257,334
Maureen T. Mullarkey(2)	87,339	137,959	225,298
___________________

(1)
Represents the fair value of the directors’ restricted stock unit awards in fiscal year 2018, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. The time-based restricted stock units awards granted in 2018 to independent members of our Board vest in equal installments on each of the first three anniversary dates of the grant date and settle on the earliest of the following events: (i) March 7, 2028; (ii) death; (iii) the occurrence of a Change in Control (as defined in the Amended and Restated 2014 Plan), subject to qualifying conditions; or (iv) the date that is six months following the separation from service, subject to qualifying conditions. For a discussion on the assumptions made in the valuation of the directors’ restricted stock unit awards, see the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(2)	At December 31, 2018, our independent directors had the following aggregate numbers of unvested restricted stock unit awards and shares underlying unvested option awards:

Name	Unvested stock awards	Shares underlying unvested option awards
E. Miles Kilburn	27,891	156,248
Geoffrey P. Judge	17,687	94,998
Ronald V. Congemi	17,687	94,998
Eileen F. Raney	17,687	95,000
Linster W. Fox	17,687	95,000
Maureen T. Mullarkey	17,687	—
Compensation Committee Interlocks and Insider Participation
During fiscal year 2018, no member of the Compensation Committee was, or formerly was, an officer or employee of the Company or its subsidiaries. During fiscal year 2018, no interlocking relationship existed between any member of the Company’s Board or Compensation Committee and any member of the Board or Compensation Committee of any other company, nor has such interlocking relationship existed in the past.
Chief Executive Officer and Senior Management Succession Planning
Our Board oversees Chief Executive Officer and senior management succession planning, which is reviewed at least annually. Our Chief Executive Officer, after consultation with other members of management, provides the Board with a list of key individuals with immediate impact, the critical area of such individual’s impact, short-term/interim action and long-term action. Our Board reviews this information with our Chief Executive Officer. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure and experience.

TRANSACTIONS WITH RELATED PERSONS
Review, Approval or Ratification of Transactions with Related Persons
Under written procedures adopted by the Board, any transaction that is required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC must be reviewed, approved or ratified by the Audit Committee. The types of transactions subject to these procedures include, but are not limited to: (i) the purchase, sale or lease of assets to or from a related person; (ii) the purchase or sale of products or services to or from a related person; or (iii) the lending or borrowing of funds from or to a related person. Approval of transactions with related persons shall be at the discretion of the Audit Committee, but the Audit Committee shall consider: (a) the consequences to the Company of consummating or not consummating the transaction; (b) the extent to which the Company has a reasonable opportunity to obtain the same or a substantially similar benefit of the transaction from a person or entity other than the related person; and (c) the extent to which the terms and conditions of such transaction are more or less favorable to the Company and its stockholders than the terms and conditions upon which the Company could reasonably be expected to negotiate with a person or entity other than the related person. Further, our Code of Business Conduct, Standards and Ethics requires our non-employee directors and our officers and employees to raise with our General Counsel any material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest. Our Corporate Governance Guidelines also prohibit the Company’s making of any personal loans to directors, executive officers or their immediate family members.
Transactions with Related Persons in 2018
During fiscal year 2018, the Company did not engage in any transactions, and there are not currently proposed any transactions, or series of similar transactions, to which the Company was or will be a party, with related parties that required review, approval or ratification of the Audit Committee or any other Committee.

EXECUTIVE OFFICERS
Set forth below is certain information regarding each of our current executive officers, other than Mr. Rumbolz, whose biographical information is presented under “Information Concerning the Director Nominees.”

Name	Age	Position
Michael D. Rumbolz	65	President and Chief Executive Officer
Randy L. Taylor	56	Executive Vice President and Chief Financial Officer
Edward A. Peters	56	Executive Vice President, Sales and Marketing
Dean A. Ehrlich	50	Executive Vice President, Games Business Leader
Harper H. Ko	45	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary

Randy L. Taylor has served as our Executive Vice President and Chief Financial Officer since March 2014, having previously served as the Company’s Senior Vice President and Controller since November 2011. Prior to joining the Company, Mr. Taylor served in various positions for Citadel Broadcasting Corporation, a radio broadcasting company, from April 1999 to September 2005 and from September 2006 to September 2011, including as Chief Financial Officer, from 2008 to 2011. In December 2009, Citadel Broadcasting Corporation filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from reorganization under Chapter 11 in June 2010. Mr. Taylor also served as the Vice President of Finance and Corporate Controller of Bally Technologies, Inc. from September 2005 to September 2006.
Edward A. Peters has served as our Executive Vice President, Sales and Marketing since January 2015, having previously served as Senior Vice President, Sales for the Company since November 2014. Prior to joining the Company, Mr. Peters served in various senior executive positions, including as Senior Vice President Business Development in Global Commercial Services from February 2010 through November 2014 for Fidelity Information Services, a services and global business solutions company; Chief Information Officer for Silverton Bank from August 2004 through February 2010; and Senior Vice President for Prudential Bank from December 2000 through July 2004.
Dean A. Ehrlich has served as our Executive Vice President, Games Business Leader since January 2017, having previously served as an Executive Consultant to the Company since August 2016. Prior to joining the Company, Mr. Ehrlich served in various senior executive positions with WMS Industries Inc., an electronic gaming and amusement manufacturer, from May 2003 through July 2015, which was acquired by Scientific Games Corporation in late 2013, including as Senior Vice President Global Gaming Operations. Mr. Ehrlich spent several years at Anchor Gaming from October 1994 until May 2003, which was acquired by International Game Technology in late 2001, serving in multiple leadership roles, including as General Manager for its Proprietary Games division.
Harper H. Ko has served as our Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary since December 2017. Prior to joining the Company, Ms. Ko served as Deputy General Counsel, Gaming for Scientific Games Corporation, a leading gaming and lottery equipment and services supplier, from 2014 to 2017.  From November 2007 to November 2014, Ms. Ko served as Assistant General Counsel for Bally Technologies, Inc., a manufacturer of casino equipment and games, joining Scientific Games following its acquisition of Bally Technologies, Inc.  Ms. Ko also served as a Contract Attorney with Harrah’s Operating Company from 2006 to 2007, as Associate Corporate Counsel for Aristocrat Technologies, Inc. from 2004 to 2006, and as counsel for WMS Industries, Inc. from 2000 to 2004.

PROPOSAL 2
ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS
(SAY ON PAY)
(Item No. 2 on the Proxy Card)

As required by Item 24 of Schedule 14A, we are asking for stockholder approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which disclosures include the disclosures under “Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion following the compensation tables. This proposal, commonly known as “Say on Pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.
We believe that the Company has created a compensation program deserving of stockholder support. At our 2018 annual meeting of stockholders, over 99% of the votes cast supported our executive compensation program for 2017. Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity and the strategic value of the applicable position, while ensuring long-term retention, motivation and alignment with the long-term interests of the Company’s stockholders.
Please read “Compensation Discussion and Analysis” for additional details about our executive compensation program, including information about the 2018 compensation of our named executive officers.
The Board unanimously recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders of Everi Holdings Inc. approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, set forth in the Company’s definitive proxy statement for the 2019 Annual Meeting of Stockholders.”
Approval of this non-binding, advisory “Say on Pay” resolution requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting at which a quorum is present.
The vote on this proposal is non-binding and advisory in nature and will not affect any compensation already paid or awarded to any named executive officer, and it will not be binding on or overrule any decisions by our Board or our Compensation Committee. Nevertheless, our Board highly values input from our stockholders, and our Compensation Committee will carefully consider the result of this vote when making future decisions about executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION
The Company is a holding company, the principal asset of which is the capital stock of Everi Payments Inc. (“Everi Payments”), and the capital stock of Everi Games Holding Inc. (“Everi Games Holding”), which is the parent of Everi Games Inc. (“Everi Games”). All of the executive officers of the Company are employees of Everi Payments, other than Mr. Ehrlich who is an employee of Everi Games. All references in this Proxy Statement to executive compensation relate to the executive compensation paid by Everi Payments or Everi Games to such executive officers.
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives and structure of our 2018 executive compensation program. This CD&A is intended to be read in conjunction with the Compensation of Named Executive Officers section contained within this Executive Compensation portion of the proxy, which provides further historical compensation information for our following named executive officers as of December 31, 2018 (“named executive officers” or “NEOs”):

Name	Current Title
Michael D. Rumbolz	President and Chief Executive Officer
Randy L. Taylor	Executive Vice President and Chief Financial Officer
Edward A. Peters	Executive Vice President, Sales and Marketing
Dean A. Ehrlich	Executive Vice President, Games Business Leader
Harper H. Ko	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary
Quick CD&A Reference Guide

Executive Summary	Section I
Compensation Philosophy and Objectives	Section II
Compensation Decision Making Process	Section III
Compensation Competitive Analysis	Section IV
Elements of Compensation	Section V
Additional Compensation Practices and Policies	Section VI

I. Executive Summary
Throughout 2018, the Company successfully implemented strategies that have stabilized the business and strengthened the Company going forward. This has included improving efficiencies, innovating new content and increasing infrastructure related to information technology and information security systems. The Company has also improved product offerings and currently has its most diverse portfolio of Games and FinTech solutions.
The Company’s executive compensation program is designed to pay for performance - that is, to reward executives in a manner that is proportionate to the achievement of established goals. These goals may be expressed in terms of Company-wide performance, operating segment performance or individual performance.
2018 Performance Highlights
Throughout 2018 the Company executed on key initiatives which led to consistent improvement in financial performance which provides the foundation for future growth. Some highlights of our accomplishments in 2018:

•	Total revenues adjusted for the net versus gross retrospective impact of ASC 606 increased by approximately $58.8 million, or 14%, to approximately $469.5 million;

◦	Games segment revenues increased by approximately $36.8 million, or 17%, and FinTech segment revenues increased by approximately $22.0 million, or 12%;

•	Reported Net Income of approximately $12.4 million as a result of net income in each quarter;

◦	First year of profitability since the acquisition of the Games business in late 2014;

◦	Profitability driven by increased year-over-year revenues in both the Games and in FinTech segments;

•	Achieved Diluted Earnings per Share of $0.17 in 2018;

•	Record unit sales of 4,513 units in our Games segment;

•	Installed base of gaming machines of 13,999 units in our Games segment.

2018 Compensation Program Highlights
We believe our pay program is effective, and, consistent with past years, 2018 is a strong affirmation of this belief. Our business performance in 2018 has been reflected in our executive pay outcomes and Compensation Committee decisions. For example:

•
Performance-Based Compensation: Executive compensation includes substantial variable compensation components, including short-term incentive compensation in the form of annual non-equity incentive cash bonuses that are contingent upon achievement of certain financial targets as well as long-term incentive compensation in the form of both (i) performance-based equity grants that are contingent upon achievement of pre-determined revenue and Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“AEBITDA”) targets by December 31, 2020, and (ii) time-based equity grants for which full value can only be realized upon continued employment with the Company through the entirety of the four-year vesting period.

•
Short-Term Incentive Opportunities: To better align our NEOs (less the Chief Executive Officer) with the outcomes of our annual performance, target short-term incentive opportunities were increased to 75% of base salary for 2018.

•
Short-Term Incentive Payouts: Our AEBITDA was $230.4 million, slightly above our target performance level. As such, executives received annual non-equity incentives for this financial goal. Average achieved target payout for named executive employees was approximately 80% of individual annual short-term incentive target. (See Appendix A to this Proxy Statement for a reconciliation of financial measures prepared in accordance with GAAP to non-GAAP financial measures disclosed in this CD&A. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP).

•
Equity Grants in 2018: Consistent with past years, the Compensation Committee concluded that executive equity grants are a beneficial vehicle for retaining and motivating the executive team to pursue the creation of long-term sustainable stockholder value. In 2018, the Compensation Committee modified the way it delivers long-term awards by replacing the stock option design used in 2017 with a mix of performance- and time-based restricted share units. The performance-based restricted share units link executive pay outcomes to three-year corporate revenue growth and AEBITDA growth goals and time-based restricted share units vest over a four-year period.

•
Certain Base Salary Increases: In light of strong corporate performance in 2017, the Compensation Committee determined that the Chief Executive Officer and the Chief Financial Officer should receive merit increases to their respective base salaries in 2018.

II. Compensation Philosophy and Objectives
The principal objective of the Company’s executive compensation policies is to align the executives’ incentives with the achievement of the Company’s strategic goals, which are in turn designed to enhance stockholder value. The Company designed its executive compensation policies to be both fair and reasonable in light of performance, competitive with the compensation paid to executives of similarly situated companies, and to incent its executives to achieve the Company’s strategic goals, while at the same time discouraging them and other employees from taking excessive risk.
Our primary objectives can be summed up as such:
✓ Align the interests of our executives with those of stockholders;
✓ Link executive compensation to the Company’s short-term and long-term performance;
✓ Attract, motivate and retain high performing executive officers through competitive compensation arrangements; and
✓ Promote long-term value creation and growth strategies.

Compensation Governance Practices

The following is an overview of the highlights of our compensation structure, and the fundamental compensation policies and practices we do and do not use:

WHAT WE DO		WHAT WE DON’T DO
☑
Executive Compensation Based on Pay-for-Performance Philosophy. We align the interests of our executives and stockholders through the use of performance-based annual cash incentive compensation and service and performance-based long-term equity incentive compensation.
		X	No Pledging of Our Securities. Our officers and directors are prohibited from pledging our stock to secure loans of any type.
☑	Double-Trigger Severance Payments. A Change in Control by itself is not sufficient to trigger severance payments, it must also be accompanied by a qualifying termination.	X	No Hedging of Our Securities. Our officers and directors are prohibited from engaging in any hedging or other speculative trading in our stock.
☑
Cash and Equity Clawback Policy. We have a clawback policy regarding the recoupment of incentive compensation if an executive officer willfully committed an illegal act, fraud, intentional misconduct or gross recklessness that caused a mandatory restatement of our financials.
X
No Defined Benefit or Supplemental Retirement Plans. We do not provide pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executives, other than benefits generally available to our employees.

☑
Stock Ownership Guidelines for Officers and Directors. Our officers and directors are required to accumulate stock holdings over a reasonable period of time that is a multiple of their respective base salaries or Board retainers, as applicable.
		X	No Excise Tax Gross-Ups. Our NEOs are not entitled to any such gross-up.
☑	Independent Committee Members. Our Compensation Committee is comprised of entirely independent members.	X	No Excessive Perquisites. We do not provide perquisites or other personal benefits to executive officers that are not available to all employees.
☑	Independent Compensation Consultant. We engage an independent compensation consultant to review and provide recommendations regarding our executive compensation program.
☑
Peer Group Analysis. We review total direct compensation (base salary, annual cash incentive and long-term incentive payments) and the mix of compensation components for the NEOs relative to the peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers.

☑	Annual Say on Pay Advisory Vote.

Components of Our Compensation Program
The Compensation Committee oversees our executive compensation program, which includes several compensation elements that have each been tailored to incentivize and reward specific aspects of Company performance that our Board believes are central to delivering long-term stockholder value. Key components of our 2018 compensation program are:

Type	Element	Performance Period	Objective	Performance Measured and Rewarded
Fixed	Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle	• Reviewed annually and set based on market competitiveness, individual performance and internal equity considerations
Short-Term Incentive Plan
Performance -based	Annual Cash Bonus	Annual	Rewards achievement of annual financial objectives and individual performance goals	• Corporate AEBITDA (37.5%) • Segment AEBITDA (37.5%) • Individual Performance Goals (25%)
Long-Term Incentive Plan
Performance -based	Performance-Based Restricted Stock Units	Long-Term	Supports the achievement of long-term financial objectives and share price	• Revenue growth (50%) • AEBITDA growth (50%) • Three year performance period
	Time-Based Restricted Stock Units	Long-Term	Aligns the interests of management and stockholders and supports share price growth	• Vests ratably over four years

2018 Target Total Compensation
Consistent with our desire to align pay and performance, we take the above-mentioned elements and more heavily weight their distribution towards variable (or, “at-risk”) compensation. Although our Compensation Committee does not target a specific allocation for each pay element, the Compensation Committee attempts to deliver an appropriate balance between fixed and variable elements, as well as short- and long-term incentives, as evidenced here in the following 2018 target pay mix allocation charts:

2018 Say on Pay Results
At our 2018 Annual Meeting of Stockholders, the Say on Pay proposal received the support of approximately 99.6% of the shares voted, which we believe indicates strong support for our compensation program and practices. Our Compensation Committee believes the support for our ongoing efforts to improve and refine our compensation program and further align management and stockholder interests was reflected in the strong support for our 2018 Say on Pay proposal.
III. Compensation Decision Making Process
Paying for Performance: Realizable Pay
Paying for performance continues to be the foundation of our compensation program, and we put much of our executive’s pay “at-risk”. In 2016 and 2017, we granted premium priced and market-priced stock options that do not vest unless significant stock price increases are achieved. In 2018, we granted time-based and performance-based restricted stock unit awards to retain and motivate our executives to deliver long-term performance. Given that a significant portion of the compensation packages are variable with our performance, oftentimes the grant date value of compensation packages (as reported annually on the Summary Compensation Table) is not always reflective of the actual realizable pay value that may be received by the executive team.

The following chart shows the difference between the reported pay, as disclosed in the Summary Compensation Table of our NEO team and the realizable pay values of those awards as of the end of the 2018 fiscal year.
“SCT” pay is the pay disclosed in the Summary Compensation Table, including actual base salary, actual annual bonuses received, and long-term incentive components (restricted stock awards and annual stock option grants) based on the grant date fair value.
“Realizable as of FYE” pay is defined as the compensation earned or deliverable, including: actual salary received, actual annual bonuses received, and the intrinsic value of long-term incentive plan components, as valued on December 28, 2018 (the last trading day of the 2018 fiscal year) using the year-end share price of $5.15 per share.
Role of the Board
Our Board has appointed a Compensation Committee, consisting exclusively of independent directors. The Compensation Committee’s charter authorizes our Compensation Committee to review and approve or to recommend for approval to the full Board, the compensation of our Chief Executive Officer and other executives. Our Board has authorized our Compensation Committee to make various decisions with respect to executive compensation. However, the Board also may make determinations and approve compensation in its discretion, including where the Compensation Committee recommends that the Board considers such executive compensation matters.
Role of the Compensation Committee
Our Compensation Committee evaluates the performance of our Chief Executive Officer and approves the compensation for our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee annually assesses the performance of our other executives, and, based in part on the recommendations from our Chief Executive Officer, approves the compensation of these executives. Our Compensation Committee may delegate its authority to subcommittees, but retains, and does not delegate, any of its responsibility to determine executive compensation.
Role of Management
At the request of our Compensation Committee, our Chief Executive Officer may attend a portion of our Compensation Committee meetings, including meetings at which our Compensation Committee’s compensation consultants are present. This enables our Compensation Committee to review, with our Chief Executive Officer, the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall business objectives. Our Compensation Committee also requests that our Chief Executive Officer assesses the performance of, and our goals and objectives for, certain other officers as deemed appropriate, including our other NEOs. In addition, our Compensation Committee may request certain other executives to provide input on executive compensation, including assessing individual performance and future potential, market data analyses and various compensation decisions relating to bonuses, equity awards and other pay during the year. None of our executives generally attends any portion of Compensation Committee meetings at which his or her compensation is discussed.

Role of Compensation Consultants
Pursuant to the authority granted to it in its charter, the Compensation Committee may engage an independent executive compensation consultant. The consultant reports directly to the Compensation Committee, who may replace the consultant or hire additional consultants at any time. The compensation consultant attends meetings of the Compensation Committee, as requested, and may communicate with the Chair of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.
The compensation consultant provides services to the Compensation Committee, including, but not limited to: advice on compensation philosophy, incentive plan design, executive job compensation analysis, stockholder engagement and CD&A disclosure, among other compensation topics. The compensation consultant provides no additional services to the Company, other than the consulting services provided to the Compensation Committee. In 2018, Aon served as the Compensation Committee’s independent compensation consultant and provided the foregoing services to the Compensation Committee.
Our Compensation Committee conducted a specific review of its relationship with Aon in 2018, and determined that Aon’s work for the Compensation Committee did not raise any conflicts of interest. Aon’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Act, the SEC and the NYSE.
Compensation Risk Oversight
The Compensation Committee has reviewed and discussed the concept of risk as it relates to the Company’s compensation policies and it does not believe that the Company’s compensation policies encourage excessive or inappropriate risk taking. Further, the Compensation Committee has endorsed and adopted several measures to further discourage risk-taking, such as robust stock ownership guidelines for its executives and non-employee directors, and a clawback policy that grants the Compensation Committee broad discretion to recover incentive awards from Section 16 officers in the unlikely event that incentive plan award decisions were based on financial results that are subsequently restated.
The Compensation Committee identified no material risks in the compensation programs in 2018.
IV. Compensation Competitive Analysis
The Compensation Committee worked with its independent consultant, Aon, to create a meaningful peer group for the purposes of assessing the competitiveness and appropriateness of the Company’s NEO compensation in the market. To formulate this peer group, the Compensation Committee looked to identify two types of businesses: Games and FinTech, which represent the two core businesses of the Company. From there, the Compensation Committee and Aon screened potential peers for similar size and complexity, using revenue, market capitalization, and enterprise value as its guiding metrics.
Given the complexities and volatility of the industry, the Compensation Committee believes it is not appropriate to rigidly benchmark executive pay to a specific percentile of the group. Instead, the Compensation Committee uses the comparative data merely as a reference point in exercising its judgment about compensation design and setting appropriate target pay levels.

Our peer group consists of the following companies:

Comparator Company	Ticker	Type
Boyd Gaming Corporation	BYD	Gaming
Scientific Games Corp.	SGMS	Gaming
Churchill Downs Inc.	CHDN	Gaming
JAKKS Pacific, Inc.	JAKK	Gaming
Zynga, Inc.	ZNGA	Gaming
Glu Mobile, Inc.	GLUU	Gaming
Pinnacle Entertainment(1)	PNK	Gaming
Red Rock Resorts, Inc.	RRR	Gaming
Eldorado Resorts, Inc.	ERI	Gaming
Tropicana Entertainment Inc.(1)	TPCA	Gaming
Golden Entertainment Inc.	GDEN	Gaming
VeriFone Systems, Inc.(1)	PAY	Payments
Euronet Worldwide, Inc.	EEFT	Payments
Moneygram International Inc.	MGI	Payments
Blackhawk Network Holdings, Inc.(1)	HAWK	Payments
Cardtronics, Inc.	CATM	Payments
WEX Inc.	WEX	Payments
Green Dot Corporation	GDOT	Payments
ACI Worldwide, Inc.	ACIW	Payments
Evertec, Inc.	EVTC	Payments
20 Peers
___________________

(1)	Peer company was acquired since the completion of the last benchmarking analysis.

V. Elements of Compensation
The Company’s executive compensation policy is simple and transparent in design, and consists primarily of base salary, annual cash incentive awards and long-term equity incentive awards for fiscal year 2018.

Base Salary Compensation
Base salary compensation is intended to provide an appropriate level of assured cash compensation that is sufficient to retain the services of our executives. Base salary compensation is reviewed annually in connection with the Company’s performance review process, and are determined based upon the following factors:

•	Position and responsibility;

•	Job performance, and expected contribution to the Company’s future performance;

•	Market factors, including the market compensation profile for similar jobs and the need to attract and retain qualified candidates for high-demand positions;

•
Internal value of the executive’s role based on the relative importance of the job as compared to the Company’s other executive officers, as measured by the scope of responsibility and performance expectations; and

•	Retention risk and the Company’s need to retain high performing and high potential executives.
In 2018, base salary compensation was as follows:

NEO	2017 Base Salary	2018 Base Salary
Michael D. Rumbolz(1)	$600,000	$700,000
Randy L. Taylor(1)	400,000	475,000
Edward A. Peters	400,000	400,000
Dean A. Ehrlich	400,000	400,000
Harper H. Ko	—	350,000
___________________

(1)
In connection with the Company’s performance review process, the Compensation Committee increased the base salary for Mr. Rumbolz and Mr. Taylor to $700,000 and $475,000, respectively, effective November 6, 2017.

Annual Cash Incentives
All of our NEOs were eligible for the 2018 annual non-equity cash incentive plan, which promoted the Company’s pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash incentive bonuses for achieving pre-determined individual and Company performance goals.
Each NEO’s annual non-equity cash incentive bonus target is established as a percentage of base salary. Such target cash bonus percentage was either negotiated and set forth in the NEO’s employment agreement or otherwise established by the Compensation Committee. The following targets were effective in 2018:

Name	Target	Maximum
	(As a % of base salary)
Michael D. Rumbolz	100%	150%
Randy L. Taylor	75%	150%
Edward A. Peters	75%	150%
Dean A. Ehrlich	75%	150%
Harper H. Ko	75%	150%

2018 Performance Metrics

For 2018, the Company’s annual non-equity incentive plan for executives consisted of four performance metrics. The metrics and their associated weightings in the incentive plan are as follows:

Metric	Corporate AEBITDA	Games Segment AEBITDA	FinTech Segment AEBITDA	Personal Goals
Michael D. Rumbolz	37.5%	18.75%	18.75%	25.0%
Randy L. Taylor	37.5%	18.75%	18.75%	25.0%
Edward A. Peters	37.5%	18.75%	18.75%	25.0%
Dean A. Ehrlich	37.5%	37.5%	—	25.0%
Harper H. Ko	37.5%	18.75%	18.75%	25.0%

The goals associated with the AEBITDA components of the annual incentive plan and the associated payouts are as follows:

	Performance Ranges	Payout Ranges
Component	Target	Target(1)
Corporate AEBITDA	$228M - $230M	100%
Games AEBITDA	$128M - $129M	100%
FinTech AEBITDA	$100M - $101M	100%
______________
                (1) Maximum awards are capped at 150% of each executive’s target award value based on Board discretion.
In 2018, the Individual Performance Goals, established by the Compensation Committee, and weighted equally, consisted of goals related to Corporate Strategy, Leadership, and Enhancing Customer and Community Relationships. In order for any portion of the Individual Performance Goals to be paid, the minimum level of Games Segment AEBITDA and FinTech Segment AEBITDA must be achieved (other than Mr. Ehrlich who must achieve only the minimum Games Segment AEBITDA). The Individual Performance Goals consist of:

Corporate Strategy
• Continue to lead in product innovation and technology for the gaming industry.
• Maintain and expand the Company’s operating footprint through strategic acquisitions, alliances or technology development to achieve growth targets.
• Continue to improve internal processes to align with provision of best in class products and services to our customers.

Leadership	• Implement corporate leadership training programs to educate and contribute to career development of senior and executive leaders.
Enhance Customer and Community Relationships
• Enhance the Company’s customer communications efforts with efficient and effective resources to ensure targeted and accurate information dissemination.
• Implement additional employee benefits and procedures to measure employee satisfaction to invest in employee retention and better align employees with the Company’s strategic goals.

2018 Performance and Actual Payouts
For the year ended December 31, 2018, we had the following achievements:

•	AEBITDA - $230.4 million (100% of target)

•	Games AEBITDA - $126.8 million (less than target)

•	FinTech AEBITDA - $103.6 million (100% of target)

Based upon this performance, the NEOs received an average of approximately 80% of the target payout with respect to the Company’s AEBITDA objectives and Individual Performance Goals. Final earned payouts were adjusted slightly for certain NEOs based on the Compensation Committee’s assessment of their individual contributions during the past year.

Name	Base Salary	Target Short-Term Incentive Opportunity as a % of Base Salary	Target Short-Term Incentive Opportunity ($)	Total Short-Term Incentive Payment	Achieved Short-Term Incentive Opportunity as a % of Base Salary
Michael D. Rumbolz	$700,000	100%	$700,000	$535,000	76.4%
Randy L. Taylor	475,000	75%	356,250	285,000	80.0%
Edward A. Peters	400,000	75%	300,000	265,000	88.3%
Dean A. Ehrlich	400,000	75%	300,000	220,000	73.3%
Harper H. Ko	350,000	75%	262,500	220,000	83.8%

	Target Split
	Corporate	Split FinTech	Split Games	Games Only	Personal	Total Target
Name	37.5%	18.75%	18.75%	37.5%	25.0%	100%
Michael D. Rumbolz	$262,500	$131,250	$131,250	$—	$175,000	$700,000
Randy L. Taylor	133,594	66,797	66,797	—	89,063	356,250
Edward A. Peters	112,500	56,250	56,250	—	75,000	300,000
Dean A. Ehrlich	112,500	—	—	112,500	75,000	300,000
Harper H. Ko	98,438	49,219	49,219	—	65,625	262,500

	Actual Split
	Corporate	Split FinTech	Split Games	Games Only	Personal	Total Achieved
Name	37.5%	18.75%	18.75%	37.5%	25.0%	100%
Michael D. Rumbolz	$262,500	$131,250	$39,375	$—	$101,875	$535,000
Randy L. Taylor	133,594	66,797	20,039	—	64,570	285,000
Edward A. Peters	112,500	56,250	16,875	—	79,375	265,000
Dean A. Ehrlich	112,500	—	—	33,750	73,750	220,000
Harper H. Ko	98,438	49,219	14,766	—	57,579	220,000

Long-Term Equity Incentive Awards
We believe that the award of stock-based compensation and incentives is an effective way of aligning our executives’ interests with the goal of enhancing stockholder value. Due to the direct relationship between the value of an equity award and the Company’s stock price, we believe that equity awards motivate executives to manage the Company’s business in a manner that is consistent with stockholder interests. Through the grant of restricted stock unit awards that vest over time, we can align executives’ interests with the long-term interests of our stockholders who seek appreciation in the value of our Common Stock. To that end, the time-based equity awards that we grant to executives typically vest and become fully-exercisable over a four-year period. Correspondingly, the performance-based equity awards that we grant to executives typically vest over a performance period based on the achievement of certain revenue and AEBITDA targets that must be approved by the Compensation Committee of the Board.
In 2018, the Compensation Committee redesigned the long-term incentive plan. The use of market- (or tied to stock price performance) and time-based stock options was discontinued. In its place, the Compensation Committee implemented a program that includes performance- and time-based restricted share units. The new plan was adopted to continue a pay for performance philosophy, align executives with key financial metrics, and align with a common market-based compensation approach.

The principal factors considered in granting restricted stock unit awards and determining the size of grants to executives were prior performance, level of responsibility, the amounts of other compensation attainable by the executive and the executive’s ability to influence the Company’s long-term growth and profitability. Our Compensation Committee does not apply any quantitative method for weighing these factors and a decision to grant an award is primarily based upon a subjective evaluation of the executive’s past performance as well as anticipated future performance.
2018 Awards

In keeping with the Company’s commitment to strengthening its overall corporate governance, including its compensation program, the Company continued the practice of granting a mix of performance- and time-based awards. For 2018, 60% of the restricted stock unit awards consisted of performance-based restricted stock and 40% of the restricted stock unit awards consisted of time-based restricted stock in order to continue to incentivize, motivate and retain the executive team, while further strengthening and demonstrating the alignment of management and stockholder interests.
VI. Additional Compensation Policies and Practices
Equity Ownership Policy
The Company and its stockholders are best served by a board and executive team that manage the business with a long-term perspective. As such, the Company adopted the Equity Ownership Policy in February 2016, as the Company believes stock ownership is an important tool to strengthen the alignment of interests among stockholders, directors, NEOs, and other officers. The policy provides that the applicable required level of equity ownership is expected to be satisfied by our directors, NEOs, and other officers within five years of the later of: (i) February 25, 2016; and (ii) the date such person first becomes subject to the Equity Ownership Policy.
The Compensation Committee will receive periodic reports of the ownership achieved by each director, executive officer and other officers. Until such time as such person satisfies the equity ownership requirement, the achievement level of ownership will be determined by reference to the average closing stock price of our Common Stock during the fiscal year ended immediately prior to the determination date. Once the equity ownership requirement has been satisfied, future increases or decreases in the equity price of our Common Stock will not impact the compliance of our directors, executive officers, and other officers with these guidelines, as long as such person holds the number of shares he or she had at the time he or she achieved the required ownership level.
The following table sets forth the required salary multiples for each category of person subject to the policy:

Current NEO	Required Salary Multiple
President and Chief Executive Officer	6x base salary
All other NEOs	3x base salary
Other officers	1x to 2x base salary
Non-employee directors	5x annual cash retainer

The value of all of the following types of Company stock or stock options owned by or granted to an executive, other officer or director qualifies toward the participant’s attainment of the target multiple of pay:

•	Shares owned outright/shares beneficially owned (including by a family member and/or in a trust);

•	Vested restricted stock;

•	Shares owned through the Company’s 401(k) plan (if applicable); and

•	Shares underlying vested, but unexercised, stock options (based on the excess of the market price of the stock over the exercise price and after deducting any tax withholding obligations).
At December 31, 2018, all current named executive officers, other officers, and non-employee directors either met the ownership guidelines or were within the five-year phase-in period.

Clawback Policy
The Board of the Company adopted an Incentive Compensation Clawback Policy in February 2016, which entitles the Company to recover certain compensation previously paid to its Section 16 and executive officers. The policy provides that, in the event of a restatement of the Company’s financial statement for any fiscal year commencing after December 31, 2015 that is due to the misconduct of any employee, the Board or, if so designated by the Board, the Compensation Committee of the Board, is authorized to take action to recoup all or part of any incentive compensation received by a Section 16 and executive officer of the Company. For purposes of this policy, incentive compensation includes any cash compensation or an award of equity compensation from the Company that is based in whole or in part on the achievement of financial results by the Company, including, but not limited to, any bonus, incentive arrangement or equity award, but excluding base salary. The policy defines misconduct as the willful commission of an illegal act, fraud, intentional misconduct or gross recklessness in the performance of an employee’s duties and responsibilities. In determining whether to take action to recoup any incentive compensation received by a Section 16 or executive officer of the Company, the Board or, if so designated, the Compensation Committee of the Board, will take into consideration whether the Section 16 or executive officer engaged in the misconduct or was in a position, including in a supervisory role, to have been able to have reasonably prevented the misconduct that caused the restatement.
Anti-Hedging and Anti-Pledging Policies
Under our Insider Trading Policy, directors and executive officers, as well as other employees, are prohibited from engaging in the following activities with respect to the Company’s Common Stock:

•	Hedging their interest in Company shares by selling short or trading or purchasing “put” or “call” options on our Common Stock or engaging in similar transactions; and

•	Pledging any shares of our Common Stock without prior clearance from our Corporate Compliance Officer as outlined in our Insider Trading Policy.
As of the date of this Proxy Statement, no shares of Company Common Stock were pledged by any director or executive officer.
Tax Deductibility
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits the corporate tax deduction for compensation paid to the Chief Executive Officer and the three other most highly compensated executives (other than the Chief Financial Officer) to $1.0 million annually, unless certain requirements are satisfied. To maximize the corporate tax deduction, our incentive plans in 2017 were designed so that certain awards under those plans could comply with the requirements of Section 162(m) of the Code. As the $1.0 million limit does not apply to compensatory amounts that qualify as performance-based compensation under Section 162(m), certain of our performance-based awards made pursuant to these plans were intended to qualify for corporate tax deductibility. The ability to rely on this performance-based compensation exclusion was generally eliminated in connection with the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) that was enacted on December 22, 2017 and the limitation on deductibility generally was expanded to include all named executive officers, including the Chief Financial Officer position, which was a function that was previously excluded from the then existing provisions set forth in the Code. As a result, the Company may no longer take a deduction for any compensation paid to its named executive officers to the extent NEO compensation is in excess of $1.0 million, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. As a general matter, in making its previous NEO compensation decisions, the Compensation Committee endeavored to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining competitive compensation; however, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that are in the best interests of the Company and its stockholders, which may result in uncertainty and ambiguity with respect to the application and interpretation of the provisions set forth in Section 162(m) of the Code as amended by the enactment of the 2017 Tax Act. Furthermore, the Compensation Committee intends to continue its use of performance-based compensation to the extent that compliance with Code requirements does not conflict with the Company’s compensation objectives. In some cases, the Compensation Committee believes the loss of some portion of a corporate tax deduction may be necessary and appropriate in order to provide the compensation necessary to attract and retain qualified executives.

Retirement Plans
We have established and maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees, including our executive officers. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to the 401(k) plan. Our 401(k) plan is intended to constitute a qualified plan under Section 401(a) of the Code and its associated trust is intended to be exempt from federal income taxation under Section 501(a) of the Code. We make contributions on behalf of certain executive officers consistent with Company contributions to all eligible non-executive employees.
Severance Benefits
In order to retain the ongoing services of our NEOs, we have provided the assurance and security of severance benefits and change in control payments, which are described below under the caption “Employment Contracts and Equity Agreements, Termination of Employment and Change in Control Arrangements.”
We believe that these severance benefits and change in control payments reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and that providing such benefits should eliminate, or at least reduce, the reluctance of senior executives to pursue potential change in control transactions that may be in the best interests of stockholders. We believe that these benefits are appropriate in size relative to the overall value of the Company.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee:
Geoffrey P. Judge (Chair)
Ronald V. Congemi
Linster W. Fox
E. Miles Kilburn
Eileen F. Raney
Maureen T. Mullarkey

Compensation of Named Executive Officers
2018 Summary Compensation Table
The following table sets forth the total compensation earned for services rendered in 2018 by the NEOs.

Name and principal position	Year	Salary	Bonus	Stock awards(1)(2)	Option awards(1)	Non-equity incentive plan compensation(3)	All other compensation(4)	Total
Michael D. Rumbolz	2018	$700,000	$—	$2,988,000	$—	$535,000	$17,718	$4,240,718
President and Chief,	2017	614,795	—	266,400	712,316	603,497	9,787	2,206,795
Executive Officer	2016	507,692	—	—	601,162	132,377	17,348	1,258,579

Randy L. Taylor	2018	475,000	—	1,195,200	—	285,000	16,748	1,971,948
Executive Vice President,	2017	411,096	—	—	405,842	254,365	9,793	1,081,096
Chief Financial Officer	2016	400,000	—	—	215,959	65,000	9,779	690,738

Dean A. Ehrlich(5)	2018	400,000	—	560,250	—	220,000	15,910	1,196,161
Executive Vice President,	2017	400,000	—	—	405,842	197,300	7,366	1,010,508
Games Business Leader			—

Edward A. Peters	2018	400,000	—	448,200	—	265,000	16,751	1,129,951
Executive Vice President,	2017	400,000	—	—	405,842	198,650	65,714	1,070,206
Sales Marketing	2016	400,000	—	—	215,959	55,000	16,198	687,157

Harper H. Ko(6)	2018	350,000	—	373,500	—	220,000	10,416	953,917
Executive Vice President,
Chief Legal Officer,
General Counsel
and Corporate Secretary

___________________

(1)
Represents the fair value of the stock and option awards granted to the NEOs, as calculated in accordance with FASB ASC Topic 718, Stock Compensation. For a discussion of the assumptions made in determining the valuation of these equity awards, see our notes to the financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2018, 2017 and 2016.

(2)
The restricted stock units granted in 2018 were comprised of both time- and performance-based awards: (a) with 40% of those restricted stock units granted in 2018 being time-based awards that will vest ratably over a period of four years; and (b) with 60% of those restricted stock units granted in 2018 being performance-based awards and vesting will be evaluated by our Compensation Committee of our Board after a performance period, beginning on the date of grant through December 31, 2020, as a result of certain revenue and AEBITDA growth rate metrics being met, with achievement of each measure to be determined independently of one another. If the performance criteria of the metrics have been achieved and are then approved by our Compensation Committee, the eligible awards will become vested on the third anniversary of the grant dates.

(3)
Represents the amount of non-equity incentive compensation earned under the Company’s annual short-term incentive plan for the fiscal year. Amounts earned for a particular calendar year are typically paid to the NEOs in the first quarter of the following fiscal year.

(4)
Includes contributions made by the Company under its 401(k) plan and cost of short-term and long-term disability coverage. We make contributions on behalf of certain executive officers consistent with Company contributions to all eligible non-executive employees.

(5)	Mr. Ehrlich has served as our Executive Vice President, Games Business Leader since January 2017, having previously served as an Executive Consultant to the Company since August 2016.

(6)	Ms. Ko has served as our Executive Vice President, Chief Legal Officer, General Counsel, and Corporate Secretary since December 2017.
Grants of Plan-Based Awards
The following table sets forth certain information concerning grants of plan-based awards made to each NEO for the fiscal year ended December 31, 2018:

		Estimated future payouts under non-equity incentive plan compensation(1)			Estimated future payouts under equity incentive plan compensation(2)			All Other Stock Awards: Number of Shares of Stock Units (#)(3)	Grant date fair value of RSUs awarded ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael D. Rumbolz		$—	$700,000	$1,050,000	—	—	—	—	$—
	5/22/2018	—	—	—	120,000	240,000	480,000	160,000	2,988,000
Randy L. Taylor		—	356,250	712,500	—	—	—	—	—
	5/22/2018	—	—	—	48,000	96,000	192,000	64,000	1,195,200
Dean A. Ehrlich		—	300,000	600,000	—	—	—	—	—
	5/22/2018	—	—	—	22,500	45,000	90,000	30,000	560,250
Edward A. Peters		—	300,000	600,000	—	—	—	—	—
	5/22/2018	—	—	—	18,000	36,000	72,000	24,000	448,200
Harper H. Ko		—	262,500	525,000	—	—	—	—	—
	5/22/2018	—	—	—	15,000	30,000	60,000	20,000	373,500
___________________

(1)	Represents amounts potentially payable to the NEOs under the Company’s annual cash incentive plan. A more detailed discussion of how the target is determined and calculated is found in the CD&A above.

(2)
The number of performance-based RSUs that are ultimately earned will range from 0% to 200% of the target number shown above. The number earned will be based upon the attainment of Revenue Growth goals and AEBITDA Growth goals measured over the three-year period ending on December 31, 2020. The Revenue Growth goals and AEBITDA Growth goals will apply to 50% of the target number of performance-based RSUs in the table above. The parameters set forth in the grant notice for these performance-based restricted stock unit awards are as follows:

		Performance Ranges				Performance-based RSUs Earned (as a percent of target)
	Weighting	Below Threshold	Threshold	Target	Maximum	Below Threshold	Threshold	Target	Maximum
Revenue Growth	50%	< 6.3%	6.3%	7.9%	9.5%	0%	50%	100%	200%
AEBITDA Growth	50%	< 7.7%	7.7%	9.6%	11.5%	0%	50%	100%	200%

(3)	Time-based RSUs vest at a rate of 25% per year over the four years from the date of grant.

(4)
Represents the total fair value of the NEOs’ restricted stock unit awards granted to the NEOs, as calculated in accordance with FASB ASC Topic 718 Stock Compensation. For a discussion of the assumptions made in the valuation, please see the notes to the financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2018, 2017 and 2016.

Outstanding Equity Awards
The following table sets forth certain information for our NEOs concerning unexercised stock options, unvested restricted stock and equity incentive plan awards outstanding at December 31, 2018:

		Option awards							Stock awards
				Equity Incentive Plan Awards:
Name	Date Granted	Number of securities underlying unexercised exercisable options	Number of securities underlying unexercised unexercisable options		Number of securities underlying unexercised unearned options		Option exercise price	Option expiration date	Number of shares or units of unvested unearned stock		Number of shares or units of unearned unvested stock		Market value of shares or units of stock that have not vested
Michael D. Rumbolz	8/30/2010	100,000	—		—		$3.72	8/30/2020	—		—		$—
	3/1/2011	40,000	—		—		3.41	3/1/2021	—		—		—
	3/2/2012	40,000	—		—		5.58	3/2/2022	—		—		—
	3/6/2013	19,424	—		—		7.09	3/6/2023	—		—		—
	5/2/2014	50,000	—		—		6.59	5/2/2024	—		—		—
	4/22/2015	37,500	12,500	(1)	—		7.74	4/22/2025	—		—		—
	2/13/2016	465,116	—		—		2.78	2/13/2026	—		—		—
	3/8/2017	62,326	—		186,976	(2)	3.29	3/8/2027	—		—		—
	3/8/2017	30,698	92,093	(1)	—		3.29	3/8/2027	—		—		—
	5/5/2017	—	—		—		—	—	8,330	(3)	—		42,900
	5/22/2018	—	—		—		—	—	160,000	(1)	—		824,000
	5/22/2018	—	—		—		—	—			240,000	(4)	1,236,000
Randy L. Taylor	12/7/2011	15,000	—		—		4.57	12/7/2021	—		—		—
	3/2/2012	16,875	—		—		5.58	3/2/2022	—		—		—
	3/6/2013	11,859	—		—		7.09	3/6/2023	—		—		—
	5/2/2014	100,000	—		—	(7)	6.59	5/2/2024	—		—		—
	4/22/2015	—	—		400,000	(5)	7.74	4/22/2022	—		—		—
	5/13/2016	88,776	—		88,774	(6)	1.46	5/13/2026	—		—		—
	5/13/2016	43,726	43,724	(1)	—		1.46	5/13/2026	—		—		—
	3/8/2017	35,510	—		106,530	(2)	3.29	3/8/2027	—		—		—
	3/8/2017	17,490	52,470	(1)	—		3.29	3/8/2027	—		—		—
	5/22/2018	—	—		—		—	—	64,000	(1)	—		329,600
	5/22/2018	—	—	—	—	—	—	—	—		96,000	(4)	494,400
Dean A. Ehrlich	12/8/2016	21,450	21,450	(1)	—		2.40	12/8/2026	—		—		—
	12/8/2016	43,550	—		43,550	(5)	2.40	12/8/2026	—		—		—
	3/8/2017	17,490	52,470	(1)	—		3.29	3/8/2027	—		—		—
	3/8/2017	35,510	—		106,530	(2)	3.29	3/8/2027	—		—		—
	5/22/2018	—	—		—		—	—	30,000	(1)	—		154,500
	5/22/2018	—	—	—	—	—	—	—	—		45,000	(4)	231,750
Edward A. Peters	12/4/2014	300,000	—		—		7.61	12/4/2024	—		—		—
	4/22/2015	—	—		200,000	(5)	7.74	4/22/2022	—		—		—
	5/13/2016	21,863	43,724	(1)	—		1.46	5/13/2026	—		—		—
	5/13/2016	44,388	—		88,774	(6)	1.46	5/13/2026	—		—		—
	3/8/2017	17,490	52,470	(1)	—		3.29	3/8/2027	—		—		—
	3/8/2017	35,510	—		106,530	(2)	3.29	3/8/2027	—		—		—
	5/22/2018	—	—		—		—	—	24,000	(1)	—		123,600
	5/22/2018	—	—		—		—	—	—		36,000	(4)	185,400
Harper H. Ko	12/29/2017	20,625	61,875	(1)	—		7.54	12/29/2027	—		—		—
	12/29/2017	—	—		27,500	(6)	7.54	12/29/2027	—		—		—
	5/22/2018	—	—		—		—	—	20,000	(1)	—		103,000
	5/22/2018	—	—		—		—	—	—		30,000	(4)	154,500
___________________

(1)	These equity awards vest ratably over the first four anniversaries of the grant date.

(2)
These equity awards vest at a rate of 25% per year on each of the first four anniversaries of the grant date, provided that as of the vesting date for each vesting tranche, the closing price of the Company’s shares on the NYSE is at least a specified price hurdle of $4.11, defined as a 25% premium to the closing stock price on the grant date. If the price hurdle is not met as of the vesting date for a vesting tranche, then such tranche shall vest and become vested shares on the last day of a period of 30 consecutive trading days during which the closing price is at least the price hurdle. If these target prices are not met during the life of the grant, the unvested shares underlying the options will terminate, except upon the termination of service without cause or by the participant without good reason within ten days prior to, or within eighteen months after a change in control of the Company as defined in the Amended 2014 Plan, in which case, the unvested shares underlying such options shall become fully vested on the effective date of such change in control.

(3)	These equity awards vest over two years from the date of grant, with an equal number of shares vesting each monthly period.

(4)
These equity awards have vesting conditions that will be evaluated by our Compensation Committee of our Board after a performance period, beginning on the date of grant through December 31, 2020, as a result of certain revenue and AEBITDA growth rate metrics being met, with achievement of each measure to be determined independently of one another. If the performance criteria of the metrics have been achieved and are then approved by our Compensation Committee, the eligible awards will become vested on the third anniversary of the grant dates. The parameters set forth in the grant notice for these performance-based restricted stock unit awards are as follows:

		Performance Ranges				Performance-based RSUs Earned (as a percent of target)
	Weighting	Below Threshold	Threshold	Target	Maximum	Below Threshold	Threshold	Target	Maximum
Revenue Growth	50%	< 6.3%	6.3%	7.9%	9.5%	0%	50%	100%	200%
AEBITDA Growth	50%	< 7.7%	7.7%	9.6%	11.5%	0%	50%	100%	200%

(5)
These equity awards vest if our average stock price in any period of 30 consecutive trading days meets certain target prices of $18 and $21 per share during a four-year period that commenced on the date of grant for these options. These equity awards will expire on the seventh anniversary of the date of grant, except upon the termination of service without cause within ten days prior to, or within eighteen months after a change in control of the Company as defined in the Amended 2014 Plan, in which case, the unvested shares underlying such options shall become fully vested on the effective date of such change in control.

(6)
These equity awards vest at a rate of 25% per year on each of the first four anniversaries of the grant date, provided that as of the vesting date for each vesting tranche, the closing price of the Company’s shares on the NYSE is at least a specified price hurdle of $2.19, defined as a 50% premium to the closing stock price on the grant date. If the price hurdle is not met as of the vesting date for a vesting tranche, then such tranche shall vest and become vested shares on the last day of a period of 30 consecutive trading days during which the closing price is at least the price hurdle. If these target prices are not met during the life of the grant, the unvested shares underlying the options will terminate, except upon the termination of service without cause or by the participant without good reason within ten days prior to, or within eighteen months after a change in control of the Company as defined in the Amended 2014 Plan, in which case, the unvested shares underlying such options shall become fully vested on the effective date of such change in control.

(7)	The market-based option awards of 120,000 were canceled in 2018 due to not meeting the vesting requirements related to the option award granted in 2014.

2018 Option Exercises and Stock Vested
The following table sets forth certain information concerning the exercise of stock options, and the vesting of restricted stock, for each NEO for the fiscal year ended December 31, 2018:

	Option Awards		Stock Awards
	Number of shares acquired on	Value realized	Number of shares acquired on	Value realized
Name	exercise	on exercise(1)	vesting	on vesting(2)
Michael D. Rumbolz	85,000	$190,850	20,001	$148,608
Randy L. Taylor	—	—	11,000	76,010
Edward A. Peters	66,251	503,348	—	—
Dean A. Ehrlich	—	—	—	—
Harper H. Ko	—	—	10,000	49,400
___________________
(1) The value realized on exercise equals (i) the closing price of our Common Stock on the date of exercise minus the exercise price of options exercised, multiplied by (ii) the number of shares that were exercised.
(2) The value realized on vesting equals (i) the closing price of our Common Stock on the vesting date, multiplied by (ii) the number of shares that vested.
Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Rumbolz, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2018, our last completed fiscal year:

•	the median of the annual total compensation (inclusive of base salary, bonus and other items, as described below) of all our employees, other than Mr. Rumbolz, was $68,204; and

•	the annual total compensation of Mr. Rumbolz, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $4,240,718.

•
Based on this information, for 2018, the ratio of the annual total compensation of Mr. Rumbolz, our President and Chief Executive Officer, to the median of the annual total compensation of all employees was 62.2 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” we took the following steps:

1.
We determined that, as of December 31, 2018, we had approximately 1,250 employees, with approximately 93% and 7% of the individuals located domestically in the United States (the “U.S.”) and internationally in various foreign jurisdictions, respectively.

2.
The relevant payroll and other compensation data for our employee population are maintained in a single system located at our principal headquarters in the U.S. and were utilized to identify the “median employee” from our employee population. To identify the “median employee” from our employee population, we compared the amount of base salary of our employees as reflected in our payroll records and included as part of the total compensation reported to the Internal Revenue Service on Form W-2 for 2018. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

3.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation presented in the pay ratio calculation. The difference between such employee’s base salary and the employee’s annual total compensation represents company matching contributions on behalf of the employee to our 401(k) employee savings plan and cost of short-term and long-term disability coverage. Since we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the “median employee’s” annual total compensation did not include amounts attributable to those types of arrangements.

Name and principal position	Year	Salary	Bonus	Stock awards(1)	Option awards(1)	Non-equity incentive plan compensation(2)	All other compensation(3)	Total
Michael D. Rumbolz - President and Chief Executive Officer	2019	$700,000	$—	$2,988,000	$—	$535,000	$17,718	$4,240,718
Median Employee(4)	2019	66,209	—	—	—	—	1,995	68,204
Pay Ratio								62.2x
___________________

(1)
Represents the fair value of the equity awards, as calculated in accordance with FASB ASC Topic 718, Stock Compensation. For a discussion of the assumptions made in determining the valuation of the restricted stock awards, see our notes to the financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2018, 2017 and 2016.

(2)
Represents the amount of non-equity incentive compensation earned under the Company’s annual short-term incentive plan for the fiscal year. Amounts earned for a particular calendar year are typically paid to the NEOs in the first quarter of the following fiscal year.

(3)	Includes contributions made by the Company under its 401(k) plan as well as short-term and long-term disability payments made by the Company.

(4)	Represents the total annual compensation of the middle-most employee, excluding the President and Chief Executive Officer.
Employment Contracts and Equity Agreements, Termination of Employment and Change in Control Arrangements
The Company is a party to employment agreements with our NEOs, which provide that, in the event of the termination of the executive’s employment by the Company, the executive is entitled to the severance benefits described below. The severance benefits discussed above are all subject to the executive’s execution of a release of claims in favor of the Company. The employment agreements contain restrictive covenants not to compete with our Company or solicit our employees for a period of two years immediately following termination of employment, subject to certain exceptions, as well as confidentiality and preservation of intellectual property obligations.
Mr. Rumbolz:
In the event of termination by the Company without cause or by the executive for good reason (as such terms are defined in the employment agreement), Mr. Rumbolz’s employment agreement provides for twenty-four months of salary continuation; and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. The employment agreement defers to the equity grants with respect to treatment of outstanding awards in connection with a termination of employment or a Change in Control (as defined in the Amended 2014 Plan) which provide for accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason for 2016 and 2017 equity awards, within eighteen months following a Change in Control event, and for the 2018 and 2019 equity awards, within twenty-four months of a Change in Control event. In the event of death or incapacity, Mr. Rumbolz is entitled to base salary and employee benefits earned through the date of such death or incapacity, and, for the remainder of the term of his agreement, periodic disability payments equal to sixty percent of his then-current base salary at the time of such death or incapacity. Beginning February 1, 2021, Mr. Rumbolz’s employment agreement will renew for one year periods on February 1st of each year, unless either party provides 6 months’ notice of nonrenewal.

Messrs. Taylor and Peters:
In the event of termination by the Company without cause or by the executive for good reason, Messrs. Taylor’s and Peters’ employment agreements each provides for twelve months of salary continuation plus one times the executive’s target bonus amount for the year of termination payable over twelve months; continued group health insurance for the executives and the executives’ eligible dependents over twelve months; and accelerated vesting in full of all unvested time-based equity awards. The employment agreements also provide for accelerated vesting of all unvested equity awards in the event of Change in Control. All equity grants subject to the single-trigger acceleration benefit have either vested or, with respect to certain market-based equity grants, as of December 31, 2018, the Closing Price (as such term is defined in the agreement) has not equaled or exceeded the Price Hurdle (as such term is defined in the agreement). Equity grant agreements in 2015, 2016, and 2017 provide for accelerated vesting in full of all unvested equity awards in the event of both a Change in Control and a termination of the executive’s employment by the Company without cause or by the executive for good reason within ten days prior to, or within eighteen months of a Change in Control event. Equity grant agreements in 2018 provide for accelerated vesting in full of all unvested equity awards in the event of both a Change in Control and a termination of the executive’s employment by the Company without cause or by the executive for good reason within twenty-four months of a Change in Control event. In the event of death or incapacity, Messrs. Taylor and Peters are entitled to base salary and employee benefits earned through the date of such death or incapacity.
Mr. Ehrlich:
In the event of termination by the Company without cause or by the executive for good reason, Mr. Ehrlich’s employment agreement provides for twelve months of salary continuation plus one times his target bonus amount for the year of termination payable over twelve months; and continued group health insurance for the executive and the executive’s eligible dependents over twelve months. Equity grant agreements in 2016 and 2017 provide for accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason for the 2017 equity award, within eighteen months following a Change in Control event, and for the 2018 equity award, within twenty-four months following a Change in Control event. In the event of death or incapacity, Mr. Ehrlich is entitled to base salary and employee benefits earned through the date of such death or incapacity. Mr. Ehrlich’s employment agreement will renew for one year periods on January 1st of each year, unless either party provides six months’ notice of nonrenewal.
Ms. Ko:
In the event of termination by the Company without cause or by the executive for good reason (as such terms are defined in the employment agreement), Ms. Ko’s employment agreement provides for twelve months of salary continuation plus one times the executive’s target bonus amount for the year of termination payable over twelve months; continued group health insurance for the executive and the executive’s eligible dependents over eighteen months; accelerated vesting in full of all unvested equity awards granted on the Effective Date (as such term is defined in the agreement); provided that, in the case of market-based equity awards, the Closing Price (as such term is defined in the agreement) equals or exceeds the Price Hurdle (as such term is defined in the agreement) with respect to such award. Equity grant agreements provide accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason: as an additional acceleration trigger for that equity granted as of the Effective Date, within eighteen months following a Change in Control event, and for the 2018 equity award, within twenty-four months following a Change in Control event. In the event of death or incapacity, Ms. Ko is entitled to base salary and employee benefits earned through the date of such death or incapacity. Beginning December 29, 2020, Ms. Ko’s employment agreement will renew for one-year periods on December 29th of each year, unless either party provides six months’ notice of nonrenewal.

Treatment of Equity Upon a Termination Without Cause or For Good Reason or in Connection with a Change in Control

The following table sets forth the estimated payments and benefits to the NEOs based upon: (i) a hypothetical termination without cause by the Company or for good reason by the executive on December 31, 2018 that is not in connection with a Change in Control event; (ii) a hypothetical Change in Control event on December 31, 2018; and (iii) a hypothetical termination without cause by the Company or for good reason on December 31, 2018 by the executive in connection with a Change in Control event:

	Termination without Cause or For Good Reason				Change in Control Event	Termination without Cause or For Good Reason following a Change in Control Event
Name	Cash Payment (1)	Benefits (2)	Acceleration of Stock and Options (3)	Total	Acceleration of Stock and Options (3)	Cash Payment (1)	Benefits (2)	Acceleration of Stock and Options (3)	Total
Michael D. Rumbolz	$1,400,000	$26,666	$—	$1,426,666	$—	$1,400,000	$26,666	$2,621,968	$4,048,634
Randy L. Taylor	831,250	33,885	—	865,135	—	831,250	33,885	1,608,658	2,473,792
Edward A. Peters	700,000	32,103	—	732,103	—	700,000	32,103	1,093,658	1,825,761
Dean A. Ehrlich	700,000	30,019	—	730,019	—	700,000	30,019	860,740	1,590,759
Harper H. Ko	612,500	42,515	—	655,015	—	612,500	42,515	257,500	912,515
___________________

(1)	Based on the NEO’s salary and target bonus in effect at the date of termination.

(2)	Estimated value of continued coverage under group health insurance plans through the end of the applicable severance period.

(3)
The value attributable to the hypothetical acceleration of the vesting of any restricted stock awards held by a NEO is determined by multiplying the number of unvested shares of restricted stock accelerated by $5.15 (the closing price of our Common Stock on December 28, 2018). The value attributable to the hypothetical acceleration of the vesting of any stock option awards held by a NEO is determined by multiplying (i) the difference, if greater than zero, between the exercise price of the applicable stock option award and the closing price of our Common Stock on December 28, 2018 of $5.15 by (ii) the number of unvested shares underlying the applicable stock option. The equity awards held by the NEO that are subject to possible acceleration are described as unexercisable or not vested in the table entitled “Outstanding Equity Awards at December 31, 2018.”

Pension Benefits and Nonqualified Deferred Compensation
We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executives, other than the retirement benefits generally available to employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to the Company with respect to the beneficial ownership as of March 25, 2019 (except as otherwise noted in the footnotes to the table) by: (i) all persons who are beneficial owners of 5% or more of our Common Stock; (ii) each director and nominee; (iii) each of our NEOs; and (iv) all current directors and executive officers as a group.
There were 70,613,515 shares of our Common Stock issued and outstanding as of the close of business on March 25, 2019. The amounts and percentages of our Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the close of business on March 25, 2019. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.

	Shares Beneficially Owned
Name	Number	Percentage(1)
Principal stockholders
Indaba Capital Management, L.P.(2)	7,009,118	9.9%
Eagle Asset Management, Inc.(3)	5,929,002	8.4%
BlackRock, Inc.(4)	4,785,799	6.8%
Private Capital Management, LLC (5)	3,854,840	5.5%
Directors and named executive officers(6)
Michael D. Rumbolz(7)	1,094,293	1.5%
E. Miles Kilburn(8)	700,531	*
Edward A. Peters(9)	550,500	*
Randy L. Taylor(10)	517,946	*
Geoffrey P. Judge(11)	420,347	*
Ronald V. Congemi(12)	302,251	*
Dean A. Ehrlich(13)	178,500	*
Eileen F. Raney(14)	164,000	*
Linster W. Fox(15)	105,000	*
Harper H. Ko(16)	33,190	*
Maureen T. Mullarkey(17)	—	*
Directors and current named executive officers as a group (11 persons)	4,066,558	5.5%
___________________

*	Represents beneficial ownership of less than 1%.

(1)
The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the numerator and denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

(2)
As reported on Schedule 13G filed on February 14, 2019 for shares held by Indaba Capital Management, L.P. (“Indaba”) jointly on behalf of Indaba, IC GP, LLC (“IC”), and Derek C. Schrier. According to Schedule 13G, Indaba, IC and Mr. Schrier all have shared voting and dispositive power over all 7,009,118 shares. The address for Indaba is One Letterman Drive, Building D, Suite DM700, San Francisco, California 94129.

(3)
As reported on Schedule 13G/A filed on January 11, 2019 for shares held by Eagle Asset Management, Inc. (“Eagle”) on its own behalf. According to Schedule 13G/A, Eagle has sole voting and dispositive power over all 5,929,002 shares. The address for Eagle is 880 Carillon Parkway, St. Petersburg, FL 33716.

(4)
As reported on Schedule 13G/A filed on February 4, 2019 for shares held by BlackRock, Inc. (“BlackRock”) on its own behalf. According to the Schedule 13G/A, BlackRock has sole voting power over 4,651,944 shares and sole dispositive power over all 4,785,799 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)
As reported on Schedule 13G/A filed on February 8, 2019 for shares held by Private Capital Management, LLC (“Private Capital”) on its own behalf. According to the Schedule 13G/A, Private Capital has sole voting and dispositive power over 980,546 shares and shared voting and dispositive power over 2,874,294 shares. The address for Private Capital is 8889 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108.

(6)	Includes shares owned and shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(7)	Consists of 143,705 shares owned by Mr. Rumbolz and 950,588 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Rumbolz.

(8)	Consists of 207,645 shares owned by Mr. Kilburn and 492,886 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Kilburn.

(9)	Consists of 12,000 shares owned by Mr. Peters and 538,500 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Peters.

(10)	Consists of 69,461 shares owned by Mr. Taylor and 448,485 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Taylor.

(11)	Consists of 104,672 shares owned by Mr. Judge and 315,675 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Judge.

(12)	Consists of 16,000 shares owned by Mr. Congemi and 286,251 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Congemi.

(13)	Consists of 7,500 shares owned by Mr. Ehrlich and 171,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Ehrlich.

(14)	Consists of 59,000 shares owned by Ms. Raney and 105,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Ms. Raney.

(15)	Consists of 105,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Fox.

(16)	Consists of 12,565 shares owned by Ms. Ko and 20,625 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Ms. Ko.

(17)	As of the date of this filing, Ms. Mullarkey is not a beneficial owner of any securities nor does she have a right to acquire beneficial ownership within 60 days.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item No. 3 on the Proxy Card)
Ratification of BDO USA, LLP
The Board has appointed BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2019.
Our Board and Audit Committee engaged BDO USA, LLP, effective March 18, 2015, as our independent registered public accounting firm, beginning with the audit for the year ending December 31, 2015, including the 2015 quarterly reviews.
Although the Company is not required to seek stockholder approval of its selection of an independent registered public accounting firm, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Board will investigate the reasons for stockholder rejection and will reconsider its selection of its independent registered public accounting firm. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment of BDO USA, LLP for fiscal 2019 will stand, unless the Audit Committee finds other good reason for making a change and doing so is in the best interests of the Company and its stockholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Proxies solicited by our Board will, unless otherwise directed, be voted to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
Attendance at Annual Meeting
A representative of BDO USA, LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement, if he or she so desires, although we do not expect him or her to do so, and will be available to respond to appropriate questions from stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Audit and Non-Audit Fees
The following table represents fees invoiced for professional audit services rendered by BDO USA, LLP, our independent registered public accounting firm for the years ended December 31, 2018 and 2017, for the audit of the Company’s annual financial statements and fees invoiced for other services rendered by BDO USA, LLP for each respective year (amounts in thousands):

	Year Ended December 31,
	2018	2017
Audit fees(1)	$1,193	$1,303
Audit-related fees(2)	48	55
Tax fees(3)	7	—
Total	$1,248	$1,358
___________________

(1)	Audit fees include amounts for the following professional services:
•audit of the Company’s annual financial statements for fiscal years 2018 and 2017;

•	attestation services, technical consultations and advisory services in connection with Section 404 of the Sarbanes‑Oxley Act of 2002;
•reviews of the financial statements included in the Company’s Quarterly Reports on Form 10‑Q;
•statutory and regulatory audits, consents and other services related to SEC matters; and
•professional services provided in connection with other statutory and regulatory filings.

(2)	Audit-related fees include amounts for the following professional services:
•audit of the Company’s employee benefit program;

•	evaluations of service organization controls under the Statement on Standards for Attestation Engagements (SSAE) No. 18; and
•professional services provided in connection with proposed accounting and reporting standards.

(3)	Tax Fees include amounts for planning (domestic and international), advisory and compliance services.
In making its recommendation to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, the Audit Committee has considered whether services other than audit and audit-related services provided by BDO USA, LLP are compatible with maintaining the independence of BDO USA, LLP.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and permissible non-audit services provided by its independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by its independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The hours expended on the engagement to audit the Company’s financial statements for fiscal year 2018 were not attributed to work performed by persons other than BDO USA, LLP’s full-time, permanent employees. All of the services described in the table above were approved in conformity with the Audit Committee’s pre-approval process for independent registered public accounting firm fees.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.
The Audit Committee of the Board currently consists of Messrs. Kilburn, Fox, Judge, and Congemi and Mses. Raney and Mullarkey. Mr. Fox serves as Chair of the Audit Committee. The Board has determined that each member of the Audit Committee meets the experience requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company. The Board has also determined that each member of the Audit Committee meets the independence requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company.
The Audit Committee operates under a written charter approved by the Board. A copy of the charter is available on our website at ir.everi.com/investor-relations/corporate-governance/governance-documents.
The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee annually recommends to the Board the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal controls over financial reporting of the Company and meets with such personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal controls over financial reporting, the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K and other related matters.
The Audit Committee has reviewed and discussed with management the consolidated financial statements for fiscal year 2018 audited by BDO USA, LLP, the Company’s independent registered public accounting firm for its fiscal year ended December 31, 2018, and management’s assessment of internal controls over financial reporting. The Audit Committee has discussed with BDO USA, LLP various matters related to the financial statements, including those matters required to be discussed under the applicable standards of the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures regarding auditors’ independence required by the Public Company Accounting Oversight Board’s applicable rules and has discussed with BDO USA, LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.
The Audit Committee and the Board also has recommended, subject to stockholder ratification, the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Members of the Audit Committee:

Linster W. Fox (Chair) E. Miles Kilburn Geoffrey P. Judge Ronald V. Congemi Eileen F. Raney Maureen T. Mullarkey

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and any persons who directly or indirectly hold more than 10% of our Common Stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on its review of the copies of such forms received and written representations from certain Reporting Persons that no such forms were required, the Company believes that during fiscal year 2018, all Reporting Persons complied with the applicable filing requirements on a timely basis.
OTHER MATTERS
As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the person voting the proxies.
ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K
The 2018 Annual Report, including the Company’s audited financial statements, is being delivered with this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
We will provide a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, to each stockholder as of the Record Date, without charge, upon written request to Corporate Secretary, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada, 89113, or via e-mail to secretary@everi.com. Any exhibits listed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 also will be furnished upon written request at the actual expense we incur in furnishing such exhibits.

By Order of the Board of Directors,

/s/ Michael D. Rumbolz

Michael D. Rumbolz
President and Chief Executive Officer
Las Vegas, Nevada
April 22, 2019

Appendix A
RECONCILIATION OF NON-GAAP MEASURES
The following table presents a reconciliation of our GAAP financial measure to AEBITDA, the most comparable non-GAAP financial measure included in this Proxy Statement:

Year Ended December 31, 2018 Reconciliation of Net Income to EBITDA and AEBITDA
(in thousands)
Net income	$12,356
Income tax benefit	(9,710)
Loss on extinguishment of debt	166
Interest expense, net of interest income	83,001
Operating income	$85,813
Plus: depreciation and amortization	126,470
EBITDA	$212,283
Non-cash stock compensation expense	7,251
Accretion of contract rights	8,421
Non-recurring professional fees	408
Adjustment of certain purchase accounting liabilities	(550)
Write-off of inventory and fixed assets	2,575
AEBITDA	$230,388
We present AEBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by AEBITDA; and our credit facility, senior secured notes and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to AEBITDA. AEBITDA is not a measure of financial performance under GAAP. Accordingly, AEBITDA should not be considered in isolation, or as a substitute for, and should be read in conjunction with, our operating income data prepared in accordance with GAAP.

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